UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under Rule 14a-12

SANDRIDGE ENERGY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SandRidge energy

2020

Notice of 2020 Annual Meeting of Stockholders and Proxy Statement

A Message from the Board of Directors

To Our Stockholders,

You are cordially invited to the 2020 Annual Meeting of Stockholders of SandRidge Energy, which will be held at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, on June 5, 2020 at 9:00 a.m., central time.

The formal Notice of Annual Meeting and Proxy Statement, which are contained in the following pages, outline the actions that will, or may, be taken by the stockholders at the Annual Meeting.

Your vote is important and we encourage you to vote even if you are unable to attend the Annual Meeting. You may vote by Internet or by telephone using the instructions on the Notice or by signing and returning the proxy card in the postage-paid envelope provided for your convenience. You may also attend and vote at the Annual Meeting.

The Annual Meeting gives us an opportunity to review our business results and discuss the steps we have taken to position our Company for the future. On behalf of the Board and management, we sincerely appreciate your continued support.

For the Board of Directors,

Carl F. Giesler, Jr.,

President and Chief Executive Officer

SandRidge Energy, Inc.

The attached Proxy Statement is dated and is first being mailed on or about April 29, 2020. Your vote is important. Please vote your shares promptly. You can find voting instructions on the attached Proxy Statement’s enclosed proxy card or voting instruction card.

If you have any questions or require any assistance with respect to voting your shares, please contact the Company’s proxy solicitor at the contact listed below:

Harkins Kovler, LLC

3 Columbus Circle, 15th Floor

New York, New York 10019

(212) 468-5380

or

Call Toll-Free (844) 218-8384

Email: SandRidge@harkinskovler.com

i

Notice of Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of SandRidge Energy, Inc., a Delaware corporation (the “Company” or “SandRidge”), will be held at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, on June 5, 2020, at 9:00 a.m., central time, with respect to the proposals described below:

1.	To elect four directors to serve on our Board of Directors (the “Board”) until the Company’s annual meeting in 2021, and until their successors are elected and duly qualified;

2.	To ratify the selection of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2020;

3.	To approve, through a non-binding vote, the compensation paid to the Company’s named executive officers (identified herein) during 2019; and

4.	To conduct such other business as may properly be presented at the Annual Meeting, or at any and all adjournments or postponements thereof.

The Annual Meeting may be adjourned from time to time. At any adjourned meeting, action with respect to the matters specified in this notice may be taken without further notice to stockholders, unless required by applicable law or the Amended and Restated Bylaws of the Company (the “Bylaws”).

Stockholders of record of shares of our common stock at the close of business on April 28, 2020 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. A list of our stockholders as of the close of business on the Record Date will be available at the Annual Meeting and at the Company’s corporate office, 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, for the ten days prior to the Annual Meeting.

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IMPORTANT NOTICE REGARDING THE IMPACT OF CORONAVIRUS (COVID-19)

ON THE 2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 2020

We intend to hold the meeting in person. We continue to actively monitor the coronavirus (COVID-19) developments and the related recommendations and protocols issued by public health authorities and federal, state and local governments. The health and welfare/well-being of our various stockholders are paramount. Accordingly, we are preparing for the possibility of changing the means of holding the Annual Meeting (including solely by means of remote communication), if we determine that it is not possible or advisable to hold an in-person meeting. If we make this change, we will promptly issue a press release with details on how to participate at the Annual Meeting. We will post the press release on our website at http://investors.sandridgeenergy.com/investor-relations/press-releases/default.aspx and file it with the Securities and Exchange Commission as additional proxy material. As always, we encourage you to vote your shares prior to the Annual Meeting.

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 2020

This Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement, the Company’s 2019 Annual Report, and any amendments thereto, and proxy card are available free of charge at: www.proxyvote.com.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND. ACCORDINGLY, AFTER READING THE ACCOMPANYING PROXY STATEMENT, PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD AND PROMPTLY SUBMIT YOUR PROXY BY TELEPHONE, THE INTERNET OR MAIL AS DESCRIBED ON THE PROXY CARD. PLEASE NOTE THAT EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU VOTE USING THE ENCLOSED PROXY CARD PRIOR TO THE ANNUAL MEETING TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. EVEN IF YOU VOTE YOUR SHARES PRIOR TO THE ANNUAL MEETING, YOU CAN REVOKE THAT PROXY AND SUBMIT A NEW PROXY BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD OR BY FOLLOWING THE INSTRUCTIONS PROVIDED IN THE PROXY CARD TO SUBMIT A PROXY TO VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE OR BY VOTING IN PERSON AT THE ANNUAL MEETING. ONLY YOUR LATEST PROXY CARD OR VOTING INSTRUCTION FORM WILL BE COUNTED.

IF YOU ARE A RECORD HOLDER OF SHARES, OR AN OWNER WHO OWNS SHARES IN “STREET NAME” AND OBTAINS A “LEGAL” PROXY FROM YOUR BROKER, BANK, TRUSTEE OR NOMINEE, YOU STILL MAY ATTEND THE ANNUAL MEETING AND VOTE YOUR SHARES OR REVOKE YOUR PRIOR VOTING INSTRUCTIONS.

Harkins Kovler, LLC (“Harkins Kovler”) is assisting us with our effort to solicit proxies. If you have any questions or require assistance in authorizing a proxy or voting your shares of our common stock, please contact Harkins Kovler at (844) 218-8384 (toll free for stockholders) or (212) 468-5380 (call collect for banks and brokers). We are not aware of any other business, or any other nominees for election as directors, that may properly be brought before the Annual Meeting.

Regardless of the number of shares of our common stock that you own, your vote will be very important. Thank you for your continued support, interest and investment in SandRidge.

By Order of the Board of Directors,

Carl F. Giesler, Jr., President and Chief Executive Officer

Oklahoma City, Oklahoma

April 29, 2020

Please sign, date and promptly return the enclosed proxy card in the envelope provided, or grant a proxy and give voting instructions by telephone or the Internet, so that you may be represented at the Annual Meeting. Instructions are on your proxy card or on the voting instruction form provided by your broker.

Brokers have the authority under NYSE rules to vote shares for which their customers do not provide voting instructions on routine matters. The ratification of Deloitte as our independent registered public accounting firm is considered a routine matter. The other matters are not considered routine and brokers cannot vote shares without instruction on those matters. Shares that brokers are not authorized to vote on non-routine matters are counted as “broker non-votes”.

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The accompanying Proxy Statement provides a detailed description of the business to be conducted at the Annual Meeting. We urge you to read the accompanying Proxy Statement, including the appendices and any documents incorporated by reference, carefully and in their entirety.

If you have any questions concerning the business to be conducted at the Annual Meeting, would like additional copies of the Proxy Statement or need help submitting a proxy for your shares, please contact Harkins Kovler, the Company’s proxy solicitor:

Harkins Kovler, LLC

3 Columbus Circle, 15th Floor

New York, New York 10019

(212) 468-5380

or

Call Toll-Free (844) 218-8384

Email: SandRidge@harkinskovler.com

Solicitation of Proxies

The enclosed proxy is solicited by the Board of SandRidge Energy, Inc. for use at the 2020 Annual Meeting of Stockholders, or the Annual Meeting, to be held at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, on June 5, 2020, at 9:00 a.m., central time or at any adjournment or postponement thereof. In this Proxy Statement, unless the context requires otherwise, when we refer to “we,” “us,” “our,” “SandRidge” or the “Company,” we are describing SandRidge Energy, Inc., a Delaware corporation, and when we refer to the “Board,” we are describing the Company’s Board. We refer to holders of common stock as of April 28, 2020, or the Record Date, as “stockholders.” Proxies are solicited to give all stockholders an opportunity to vote on matters properly presented at the Annual Meeting.

Our Annual Report to Stockholders for the year ended December 31, 2019 (“Annual Report”), including audited financial statements, accompanies this Proxy Statement. The Annual Report to Stockholders is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials used for the solicitation of proxies. This Proxy Statement along with a proxy card and the Annual Report to Stockholders is first being mailed to stockholders beginning on April 29, 2020.

Questions and Answers about the Annual Meeting

Why am I receiving this Proxy Statement?

The Board is soliciting your proxy to vote at our Annual Meeting because you owned shares of our common stock at the close of business on April 28, 2020, or the Record Date, and, therefore, are entitled to vote at the Annual Meeting. At the Annual Meeting, the Company asks you to vote on two proposals:

•	Proposal 1: To elect four directors to serve on our Board until the Company’s annual meeting in 2021;
•	Proposal 2: To ratify the selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and
•	Proposal 3: To approve, through a non-binding vote, the compensation paid to the Company’s named executive officers (identified herein) during 2019.

How does the Board recommend I vote on the proposals?

The Board unanimously recommends that you vote by proxy using the proxy card with respect to the proposals, as follows:

•	FOR the Board’s four nominees for director set forth on pages 7-8;
•	FOR the ratification of Deloitte as the Company’s independent registered public accounting firm; and
•	FOR the non-binding advisory proposal regarding the named executive officer’s 2019 compensation.

The Company reminds stockholders that only the most recently dated voting instructions will be counted and any prior dated instructions will be disregarded.

When and where is the meeting?

The Annual Meeting will be held at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, on June 5, 2020.

Who is soliciting my vote?

The Board, on behalf of the Company, is soliciting your proxy to vote your shares of our common stock on all matters scheduled to come before the Annual Meeting, whether or not you attend in person. By completing, signing, dating and returning the proxy card or voting instruction form, or by submitting your proxy and voting instructions by telephone or via the Internet, you are authorizing the persons named as proxies to vote your shares of our common stock at the Annual Meeting as you have instructed. Proxies will be solicited on behalf of the Board by the Company’s directors, director nominees and certain executive officers and other employees of the Company.

Additionally, the Company has retained Harkins Kovler, a proxy solicitation firm, which may solicit proxies on the Board’s behalf. You may also be solicited by advertisements in periodicals, press releases issued by us and postings on our corporate website or other websites. Unless expressly indicated otherwise, information contained on our corporate website is not part of this Proxy Statement. In addition, none of the information on the other websites, if any, listed in this Proxy Statement is part of this Proxy Statement.

Why is the Board making such recommendation?

We describe each proposal and the Board’s reason for its recommendation with respect to each proposal elsewhere in this Proxy Statement.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record as of the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting. On April 28, 2020, there were 35,779,494 shares of our common stock issued, outstanding and entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote, including unvested shares of restricted stock issued to our directors, executive officers and employees.

How do I vote my shares?

The process for voting your shares depends on how your shares are held. Generally, you may hold shares in your name as a “record holder” or in “street name” through a nominee, such as a broker or bank.

If you hold shares in your name as a “record holder,” you can vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting. To vote by proxy, you must either:

•	Sign and date the enclosed proxy card, and return it in the enclosed postage-paid envelope;
•	Vote by telephone by placing a toll-free call from the U.S. or Canada to 1-800-690-6903 as described in the enclosed proxy card; or
•	Vote over the Internet at www.proxyvote.com as described in the enclosed proxy card.

Please note that telephone and Internet voting will close at 11:59 p.m., Eastern Time, on June 4, 2020.

If you are a record holder and wish to attend the Annual Meeting and vote in person, you will be given a ballot at the Annual Meeting. Please note that you may vote by proxy prior to June 5, 2020 and still attend the Annual Meeting. Even if you currently plan to attend the Annual Meeting in person, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If your shares are held in the name of a broker, bank or other nominee (as is the case when you hold shares in a brokerage account), you should receive separate instructions from the record holder of your shares describing how to vote. Please instruct your broker how to vote your shares using the voting instruction form you receive from your broker. Please return your completed proxy card or voting instruction form to your broker and contact the person responsible for your account so that your vote can be counted. If your broker permits you to provide voting instructions by Internet or by telephone, you may vote that way as well.

If your shares are held in the name of a broker, bank or other nominee and you want to vote in person, you will need to obtain and bring with you to the Annual Meeting a legal proxy from the record holder of your shares as of the close of business on April 28, 2020, indicating that you were a beneficial owner of shares as of the close of business on such date and further indicating the number of shares that you beneficially owned at that time.

What is a quorum?

A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock as of the Record Date. There must be a quorum for the Annual Meeting to be held. If you submit a valid proxy card, vote by telephone or the Internet, or attend the Annual Meeting and vote in person, your shares will be counted as present to determine whether there is a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum.

What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?

If you properly complete, sign, date and return a proxy card or voting instruction form, your shares of common stock will be voted as you specify. If you are a stockholder of record and you sign and return a proxy card, but make no specifications on such proxy card, your shares of common stock will be voted in accordance with the recommendations of our Board, as provided above. If you own your shares in “street name” and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of common stock for you, your shares of common stock will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. If a proposal is determined to be routine, your bank, broker, trustee or other nominee is permitted to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-routine, your bank, broker, trustee or other nominee is not permitted to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy voting shares as instructed and/or within its discretion on one proposal, but does not vote on another proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the stockholder for whom it is holding shares. In such cases, the shares voting on the first proposal, which are not voted on the second proposal, constitute a broker non-vote on the second proposal.

What is the effect of abstentions and broker non-votes?

Abstentions and broker “non-votes” will be counted for purposes of establishing a quorum. Abstention may be specified on all proposals and, with the exception of the election of a director, will have the same effect as a vote against such proposal.

A broker non-vote occurs when the broker is unable to vote on a proposal because the proposal is not routine and the stockholder who owns the shares in “street name” has not provided any voting instructions to the broker on that matter. NYSE rules determine whether proposals are routine or not routine. If a proposal is routine, a broker holding shares for an owner in street name may vote for the proposal without voting instructions. If a proposal is not routine, the broker may vote on the proposal only if the owner has provided voting instructions. If a broker does not receive voting instructions for a non-routine proposal, the broker will return a proxy card without a vote on that proposal, which is usually referred to as a “broker non-vote.” Neither the election of directors nor the advisory vote on named executive officer compensation are considered routine under applicable NYSE rules. Accordingly, broker non-votes on these non-routine matters will be counted for purposes of establishing a quorum, but will not be counted in the tabulations of the votes cast or present at the Annual Meeting and entitled to vote on any of the proposals and, therefore, will have no effect on the outcome of the proposals.

If I have already voted by proxy on the proposals, can I still change my mind?

Yes. If you are a stockholder of record, you can revoke your proxy before it is counted by (1) sending written notice of revocation that is dated later than the date of your proxy to Corporate Secretary, SandRidge Energy, Inc., 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102 that we receive no later than June 4, 2020, (2) timely delivering or submitting a valid, later-dated proxy that we receive no later than the conclusion of voting at the Annual Meeting, (3) voting again by telephone or through the Internet, or (4) if you are present at the Annual Meeting and either vote in person or notify the corporate secretary in writing at the Annual Meeting of your wish to revoke your proxy. Your attendance alone at the Annual Meeting will not be enough to revoke your proxy.

If you own shares of our common stock in “street name,” you may submit new voting instructions by contacting your bank, broker or other nominee within the timing provided to you by your bank, broker or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy from your bank, broker or other nominee which holds your shares in street name.

What vote is required to approve the election of directors?

As described in the Company’s Bylaws, a majority of the votes cast at the Annual Meeting must be cast “FOR” the election of a director nominee in order for such director to be elected to our Board. In the election of directors, you may either vote “FOR” a nominee, “AGAINST” a nominee or “ABSTAIN” from voting. You may not cumulate your votes in the election of directors. If you “ABSTAIN” from voting with respect to one or more director nominees, your vote will have no effect on the election of such nominees.

What vote is required to approve the ratification of the Company’s independent registered public accounting firm?

A majority of votes cast at the Annual Meeting must be cast “FOR” the proposal in order for it to be approved at the Annual Meeting. In voting on the ratification of Deloitte as the Company’s independent registered public accounting firm, you may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting. For the reasons described herein, the Board unanimously recommends that you vote FOR this proposal.

What vote is required to approve the Advisory Vote on Compensation?

A majority of votes cast at the Annual Meeting must be cast “FOR” the proposal in order for it to be approved at the Annual Meeting. In voting on the Advisory Vote on Compensation, you may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting. For the reasons described herein, the Board unanimously recommends that you vote FOR this proposal.

How many votes do I have?

Stockholders are entitled to one vote per proposal for each share of our common stock owned as of the close of business on the Record Date. All votes will be tabulated by an inspector of election appointed by the Company for the Annual Meeting, who will separately tabulate affirmative and negative votes and abstentions in accordance with Delaware law.

How will my shares of common stock be voted?

The shares of our common stock represented by any proxy card which is properly executed and received by the Company prior to or at the Annual Meeting will be voted in accordance with the specifications you make thereon. Where a choice has been specified on the proxy card with respect to the proposal, the shares represented by the proxy card will be voted in accordance with the specifications. If you return a validly executed proxy card without indicating how your shares should be voted on a matter and you do not revoke your proxy, your proxy will be voted FOR the election of the four director nominees recommended by the Board (Proposal 1); your proxy will be voted FOR the ratification of the Company’s independent registered accounting firm (Proposal 2); and will be cast FOR the Advisory Vote on 2019 compensation (Proposal 3).

May I propose actions for consideration at next year’s annual meeting of stockholder or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations. In order for a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by us no later than December 30, 2020. For a stockholder proposal, including a director nomination, to be considered at next year’s annual meeting but not included in the proxy statement relating to such meeting, the written proposal must be received by us no earlier than March 7, 2021 and no later than April 6, 2021. Please see “General Information—Stockholder Proposals and Nominations” for a more detailed discussion of the requirements for submitting a stockholder proposal for consideration at next year’s annual meeting.

What if I do not mark a voting choice for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted FOR the election of the four director nominees recommended by the Board (Proposal 1); FOR the ratification of the Company’s independent registered accounting firm (Proposal 2); and FOR the Advisory Vote on 2019 compensation (Proposal 3).

Could other matters be decided at the Annual Meeting?

We do not expect any matters to be presented for action at the Annual Meeting other than the matters described in this Proxy Statement. However, by signing, dating and returning a proxy card or submitting your proxy or voting instructions by telephone or via the Internet, you will give to the persons named as proxies discretionary voting authority with respect to any matter that may properly come before the Annual Meeting, and of which we did not have notice at least 60 days before the anniversary date on which we first sent our proxy materials for the 2019 Annual Meeting of Stockholders or by February 22, 2020, which is the date specified by the advance notice provisions set forth in our Bylaws, and such persons named as proxies intend to vote on any such other matter in accordance with their best judgment.

What happens if the Annual Meeting is postponed or adjourned?

If the Annual Meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

What do I need for admission to the Annual Meeting?

Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to record and beneficial stockholders as of the Record Date, individuals holding a valid proxy from a record holder, and other persons authorized by the Company. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. You should be prepared to present photo identification for admission. If you hold your shares in street name, you will need to provide proof of beneficial ownership on the Record Date, such as a brokerage account statement showing that you owned our stock as of the Record Date, a copy of a voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership as of the Record Date, as well as your government-issued photo identification, for admission. If you do not provide government-issued photo identification or comply with the other procedures described above upon request, you will not be admitted to the Annual Meeting or any adjournment or postponement thereof. For security reasons, you and your bags will be subject to search prior to your admittance to the Annual Meeting. We will not be able to admit anyone who refuses to comply with our rules of conduct for the Annual Meeting. These rules provide, among other things, that no cameras, recording equipment, electronic devices, large bags or packages will be permitted at the Annual Meeting. You are encouraged to submit a proxy to have your shares voted regardless of whether or not your plan to attend the Annual Meeting.

Whom should I call if I have questions about the Annual Meeting?

We have retained Harkins Kovler to aid in the solicitation of proxies. As consideration for these services, Harkins Kovler will be paid a fee estimated to be $20,000 plus reimbursement of customary disbursements and expenses. If you have any questions or require any assistance with voting your shares, or if you need additional copies of the proxy materials, please contact:

Harkins Kovler, LLC

3 Columbus Circle, 15th Floor

New York, New York 10019

(212) 468-5380

or

Call Toll-Free (844) 218-8384

Email: SandRidge@harkinskovler.com

THE BOARD UNANIMOUSLY RECOMMENDS VOTING FOR THE ELECTION OF EACH OF THE BOARD’S NOMINEES, FOR THE RAFITIFCATION OF THE INDEPENDENT REGISTERED ACCOUNTING FIRM AND FOR THE ADVISORY VOTE ON 2019 COMPENSATION.

Board and Governance Matters

Casting Your Vote

Your vote is important, and we urge you to vote in advance of the Annual Meeting using one of the methods below.

INTERNET www.proxyvote.com	TOLL-FREE CALL FROM THE U.S. OR CANADA 1-800-690-6903	MAIL Sign and date the enclosed proxy card, and return it in the enclosed postage-paid envelope to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

PROPOSAL 1: ELECTION OF DIRECTORS

BOARD NOMINEES

The Nominating and Governance Committee and the Board have determined to nominate Messrs. Christodoro, Frates, Lipinski, and Read to serve on the Board at the Annual Meeting. The Nominating and Governance Committee and the Board believe the nominees possess the qualities desirable in individual directors and contribute to the skills and experiences desired for the Board as a whole. If elected, each nominee would serve a term expiring at the close of our 2021 annual meeting or until his successor is duly elected.

Our Board contemplates that each of the nominees will be able to serve if elected. Each of the Board’s nominees has consented to serve as a nominee, to serve as a director if elected and to be named as a nominee in this Proxy Statement. However, if at the time of the Annual Meeting, a nominee becomes unable to serve or for good cause will not serve, the discretionary authority provided in the proxies solicited by the Board may be used to vote for a substitute or substitutes who may be recommended by the Nominating and Governance Committee and whom the Board may propose to replace such nominee. The Board has no reason to believe that any substitute nominee or nominees will be required.

VOTE REQUIRED

Each share of common stock is entitled to one vote for each of the four director seats to be filled at the Annual Meeting and will be given the option of voting “FOR”, “AGAINST” or “ABSTAIN” in respect of each nominee. Cumulative voting is not permitted. It is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them “FOR” the election of the four Board nominees named herein unless the proxies direct otherwise. If any of the Board nominees should be unable to serve or for good cause will not serve, your proxy will be voted for such substitute nominee(s) as the holders of your proxy, acting in their discretion, may determine.

Under our Bylaws, we have implemented a majority-vote policy for uncontested director elections. If a non-incumbent director nominee receives a greater number of votes “AGAINST” that nominee’s election than “FOR” that nominee’s election, the nominee will not be elected a director. If the number of votes “AGAINST” an incumbent director’s election exceeds the number of votes “FOR” such director, the incumbent nominee must promptly comply with the resignation procedures outlined in the Company’s Bylaws and Corporate Governance Principles. Brokers do not have discretionary authority to vote on the election of directors. Broker non-votes and abstentions will have no effect on the election of directors.

DIRECTOR BIOGRAPHICAL INFORMATION

At the Annual Meeting, stockholders are being asked to reelect Messrs. Christodoro, Frates, Lipinski and Read. The Board unanimously recommends that stockholders vote FOR each of the nominees named above.

Jonathan Christodoro Age: 44 Director since: June 2018

Mr. Christodoro is a Partner at Patriot Global LP, an investment manager. From July 2012 to February 2017, Mr. Christodoro served as a Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, where he was responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies. Prior to joining Icahn Capital, Mr. Christodoro served in various investment and research roles. Mr. Christodoro began his career as an investment banking analyst at Morgan Stanley, where he focused on merger and acquisition transactions across a variety of industries. Mr. Christodoro has been a director of: Xerox Corporation, a provider of document management solutions, since May 2018 (and was previously a director of Xerox from June 2016 to December 2017); PayPal Holdings, Inc., a technology platform company that enables digital and mobile payments worldwide, since July 2015; Enzon Pharmaceuticals, Inc., a biotechnology company, since October 2013 (and has been Chairman of the Board of Enzon since November 2013); and Herbalife Ltd., a nutrition company, since April 2013. Mr. Christodoro was previously a director of: Lyft Inc. a mobile ride-sharing application, from May 2015 to March 2019; Cheniere Energy, Inc., a developer of natural gas liquefaction and export facilities and related pipelines, from August 2015 to August 2017; American Railcar Industries, Inc., a railcar manufacturing company, from June 2015 to February 2017; Hologic, Inc., a supplier of diagnostic, medical imaging and surgical products, from December 2013 to March 2016; eBay Inc., a global commerce and payments company, from March 2015 to July 2015; and Talisman Energy Inc., an independent oil and gas exploration and production company, from December 2013 to May 2015. American Railcar Industries was indirectly controlled by Carl C. Icahn until its sales in 2018. Mr. Icahn has or previously had non-controlling interests in each of Xerox, PayPal, eBay, Lyft, Cheniere, Hologic, Talisman, Enzon and Herbalife through the ownership of securities. Mr. Christodoro received an M.P.H. in Epidemiology from Harvard T.H. Chan School of Public Health, an M.B.A. from the University of Pennsylvania’s Wharton School of Business with Distinction, majoring in Finance and Entrepreneurial Management, and a B.S. in Applied Economics and Management Magna Cum Laude with Honors Distinction in Research from Cornell University. Mr. Christodoro also served in the United States Marine Corps.

QUALIFICATIONS Mr. Christodoro’s more than a decade of investment, research and investment banking experience and service on numerous other boards qualify him to serve on the Board.

Jonathan Frates Age: 37 Director since: June 2018

Jonathan Frates has been a Managing Director at Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since June 2018. From November 2015 to June 2018, Mr. Frates served as a Portfolio Company Associate at Icahn Enterprises. Prior to joining Icahn Enterprises, Mr. Frates served as a Senior Business Analyst at First Acceptance Corp. and as an Associate at its holding company, Diamond A Ford Corp. Mr. Frates began his career as an Investment Banking Analyst at Wachovia Securities LLC. Mr. Frates has served as: Chairman of the Board of Directors of the Company since June 2018; a director of Herc Holdings, Inc., an equipment rental supply company, since August 2019; a director of CVR Partners LP, a nitrogen fertilizer company, since April 2016; Chairman of the Board of Directors of Viskase Companies, Inc., a meat casing company, since October 2019 and a director since March 2016; and a director of CVR Energy, Inc., a diversified holding company primarily engaged in petroleum refining and nitrogen fertilizer production, since March 2016. Mr. Frates previously served as a director of Ferrous Resources Limited, an iron ore mining company with operations in Brazil, from December 2016 to July 2019, American Railcar Industries, Inc., a railcar manufacturing company, from March 2016 to October 2018, and CVR Refining, LP, an independent downstream energy limited partnership, from March 2016 to January 2019. Viskase Companies, CVR Energy and CVR Partners are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in SandRidge Energy and Herc Holdings through the ownership of securities. Mr. Frates received a BBA from Southern Methodist University and an MBA from Columbia Business School.

QUALIFICATIONS Mr. Frates’ strong financial background and experience as an analyst qualifies him to serve on the Board.

John “Jack” Lipinski Age: 69 Director since: June 2018

John J. “Jack” Lipinski served as Chief Executive Officer and President and a Director of CVR Energy, Inc. (“CVR Energy”) from 2007 to 2017, as well as Chief Executive Officer and President and a Director of the general partner of CVR Refining, L.P. from its inception in 2012 until 2017 and Executive Chairman of the general partner of CVR Partners, L.P. from 2011 to 2017. CVR Energy is a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries through its holdings in CVR Refining and CVR Partners. Prior to the formation of CVR Energy, Mr. Lipinski served as Chief Executive Officer and President of Coffeyville Resources, LLC from 2005 to 2007. Mr. Lipinski has more than 40 years of experience in the petroleum refining and nitrogen fertilizer industries. He began his career with Texaco, Inc. In 1985, Mr. Lipinski joined The Coastal Corporation, eventually serving as Vice President of Refining with overall responsibility for Coastal’s refining and petrochemical operations. Upon the merger of Coastal with El Paso Corporation in 2001, Mr. Lipinski was promoted to Executive Vice President of Refining and Chemicals, where he was responsible for all refining, petrochemical, nitrogen-based chemical processing and lubricant operations, as well as the corporate engineering and construction group. He left El Paso in 2002 and became an independent management consultant. In 2004, Mr. Lipinski became a Managing Director and Partner of Prudentia Energy, an advisory and management firm. Mr. Lipinski previously served on the board of Limetree Bay Refinery and Terminal, a private company, from 2019 to 2020. Mr. Lipinski also previously served on the board of directors of Chesapeake Energy Corporation, an oil and gas exploration and production company, from 2014 until 2016, and Cheniere Energy, Inc., an energy company primarily engaged in liquefied natural gas-related businesses, from August 2017 until May 2018. CVR Energy, CVR Refining and CVR Partners are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had noncontrolling interests in each of Cheniere and Chesapeake. Mr. Lipinski graduated from Stevens Institute of Technology with a B.E. in Chemical Engineering. He received a J.D. from Rutgers University School of Law.

QUALIFICATIONS

Mr. Lipinski’s more than forty years of experience in the petroleum refining and nitrogen fertilizer industries, including extensive experience in the role of public company president and CEO, as well as his service on public and private company boards, make him well qualified to serve on the Board.

Randolph C. Read Age: 67 Director since: June 2018

Randolph C. Read has served as our independent Director since June 2018, including as Chairman of our Audit Committee and a member of our Nominating and Governance Committee as well as, since June 2019, a member of our Compensation Committee as well as on our CEO search committee.

Mr. Read has been President and Chief Executive Officer of Nevada Strategic Credit Investments, LLC since 2009.

Mr. Read has served since November 2018 as an independent manager/director and Chairman of the Board of Managers of New York REIT Liquidating, LLC, a successor to New York REIT, Inc., a publicly traded (NYSE) real estate investment trust, where Mr. Read served as an independent director from December 2014 to November 2018, including as Chairman of its Board of Directors from June 2015 to November 2018. Mr. Read has served as an independent director of Luby’s, Inc. since August 2019. Mr. Read served as an independent director of Business Development Corporation of America from December 2014 to June 2018. Mr. Read also served as an independent director of Business Development Corporation of America II from December 2014 until its liquidation and dissolution in December 2015. Mr. Read served as the Chairman of the Board of Directors of Healthcare Trust, Inc., a real estate investment trust, from February 2015 to October 2016.

Mr. Read has previously served as President of a variety of other companies and has previously served on a number of public and private company boards.

Mr. Read is admitted as a Certified Public Accountant and has an M.B.A. in Finance from the Wharton Graduate School of the University of Pennsylvania and a B.S. from Tulane University.

QUALIFICATIONS

Mr. Read’s significant business experience as a director and an executive officer of entities in a variety of industries, as well as capital markets, governance, and operations, in addition to his knowledge, financial expertise and leadership qualities and roles, make him well qualified to serve on the Board.

Director Nomination and Board Composition

At each annual meeting of stockholders, the stockholders will elect a successor to each director, or re-elect each such director, with each successor or re-elected director to serve from the time of election until the next annual meeting following election. Our Bylaws provide that the authorized number of directors may be changed by resolution duly adopted by the Board. Vacancies and newly created directorships may be filled by the affirmative vote of a majority of directors then in office, even if such number is less than a majority of the authorized number of directors.

Our Board currently consists of four directors. The Board has determined to nominate Messrs. Christodoro, Frates, Lipinski, and Read for election to the Board.

The Nominating and Governance Committee has the responsibility under its charter to recommend nominees for election to the Board. The Nominating and Governance Committee equally considers candidates for the Board recommended from any reasonable source, including from any search firm engaged by the committee or from stockholders, provided the procedures set forth below are followed by stockholders who want to make recommendations to the committee.

Stockholder-Nominated Director Candidates

The Nominating and Governance Committee will consider stockholder recommendations that are received by the Company’s Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102 by December 31 of the year preceding the meeting for which the nomination is made.

A stockholder recommendation should set forth (i) the name and address of and number of shares of common stock owned by the recommending stockholder, (ii) information relating to the recommended candidate that would be required to be disclosed in a solicitation of proxies for the election of the candidate pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, (iii) a description of all agreements related to the nomination among the recommending stockholder, recommended candidate or other persons, and (iv) such other information and disclosures required under Section 2.9 of our Bylaws.

In addition to making recommendations of director nominees to the Nominating and Governance Committee, stockholders may make director nominations or proposals at any annual meeting of the stockholders, provided they comply with the requirements set forth in our Bylaws and, for their nominations and proposals to be included in a proxy statement delivered by us, with Schedule 14A of the Exchange Act. See “General Information—Stockholder Proposals and Nominations” below.

Director Qualifications

We believe a diverse set of skills and experiences is necessary to bring unique and complimentary perspectives to Board deliberations and the oversight of the Company’s affairs. In evaluating the Board’s composition and in identifying, evaluating and recommending director candidates, the Nominating and Governance Committee considers the diversity of skills and experiences present among the current members of the Board and the entirety of a candidate’s credentials, including relevant skills and experience, independence under applicable SEC and NYSE standards, business judgment, service on the boards of directors of other companies, personal and professional integrity, openness and ability to work as part of a team, congeniality with other Board members, willingness to commit the required time to serve as a Board member, and familiarity with the Company and its industry. In recommending director candidates, the Nominating and Governance Committee will also consider diversity as an important factor in evaluating how a candidate’s skills and experiences complement those of the current Board, but the Committee has not adopted a formal policy with respect to Board diversity. The Nominating and Governance Committee will continue to recruit candidates who bring fresh perspectives to the Board, with particular emphasis on increasing gender diversity.

The Board believes that each of its directors understands fully the responsibilities of service as a director and the governance requirements applicable to public companies resulting from the orientation and ongoing education provided by the Company’s general counsel and their service on the boards of directors of other public companies.

The Nominating and Governance Committee, in recommending director candidates, considers diversity based on the extent to which a candidate’s skills and experiences in the areas described above differ from those of the other members of the Board. A candidate is nominated only if the Nominating and Governance Committee believes the combination of the candidate’s skills and experiences will bring a unique and complimentary perspective to Board deliberations and the oversight of the Company’s affairs.

Board Size

The Nominating and Governance Committee periodically evaluates whether the Board’s size provides for sufficient capacity and diversity of skills and experience to effectively oversee the Company. Pursuant to the Company’s Bylaws, the Board has discretion to increase or decrease the maximum number of directors who may serve on the Board.

Director Independence

The Board has determined that Messrs. Christodoro, Frates, Lipinski and Read have no material relationships with the Company other than as directors and stockholders of the Company, and each of such individuals is “independent” for purposes of the NYSE Listed Company Manual. Prior to his passing from the Board, Mr. Alexander was determined to be “independent” for purposes of the NYSE Listed Company Manual as well. In making these determinations, the Board considered all relevant facts and circumstances that could affect such person’s exercise of independent judgment in carrying out the responsibilities of a director. Please see “—Related Party Transactions” for a more detailed discussion. The Board additionally has determined that all Audit Committee members meet the independence requirements for Audit Committee members set forth in Rule 10A-3 under the

Exchange Act and as set forth in the 303A.02 of the NYSE Listed Company Manual and that all members of the Compensation Committee meet the independence requirements for compensation committee members set forth in the NYSE Listed Company Manual.

The Board’s Role and Responsibilities

The Board is Fully Accountable to Stockholders

✓ Annual election of directors

✓ Stockholders may demand special meetings at any time with consent of 25% of outstanding shares

✓ Stockholder can amend the Bylaws by a majority of the shares entitled to vote

✓ Directors elected by majority voting in uncontested elections in accordance with the Bylaws (with a resignation policy in the Bylaws for incumbent director nominees)

✓ Stockholders can remove directors with or without cause by a majority of the shares entitled to vote

✓ Company opted out of Section 203 of the Delaware General Corporate Law, the anti-takeover statute

The Board is elected by our stockholders to oversee their interests in the long-term financial and operational health of our business. The Board serves as the ultimate decision-making body, except for those matters reserved to or shared with stockholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting our business.

Leadership Structure

The roles of Chairman of the Board and CEO are currently filled by separate individuals. Mr. Frates is our Chairman, and Mr. Carl F. Giesler, Jr. is President and Chief Executive Officer. The Board believes that the separation of the offices of the Chairman and CEO is appropriate at this time because it allows our CEO to focus primarily on the Company’s business strategy, operations and corporate vision. The Board does not have a policy mandating that the roles of Chairman and CEO continue to be separated. Our Board elects our Chairman and our CEO, and each of these positions may be held by the same person or may be held by different people. We believe it is important that the Board retain flexibility to determine whether the two roles should be separate or combined based upon the Board’s assessment of the Company’s needs and leadership at a given point in time.

The Board follows sound corporate governance practices to ensure its independence and effective functioning, as described in detail below. Most importantly, the Board is composed entirely of independent directors. The independent directors meet in a scheduled executive session, which is presided over by the Chairman of the Board, without the presence of the President and management at every regular meeting of the Board. In addition, each of the Board’s committees is composed entirely of independent directors, which means that oversight of critical issues such as the integrity of the Company’s financial statements, Chief Executive Officer and senior management compensation, and Board evaluation and selection of directors is entrusted to independent directors.

Board’s and Audit Committee’s Role in Risk Oversight

The Board and the Audit Committee are generally responsible for overseeing management of the various operational, financial, accounting, legal and human resources-related risks faced by the Company. The Board and/or the Audit Committee fulfills this responsibility by requesting and reviewing reports and presentations from management regarding its business strategies, financial and operating forecasts, and specific risks, including, among other things: risks with respect to oil and natural gas exploration and production; the volatility of oil, natural gas and natural gas liquid (“NGL”) prices; reserve engineering; the maintenance of oil and natural gas leases; the concentration of the Company’s operations and assets; environmental, health, safety and regulatory matters; information technology; insurance coverage; physical security of assets; the creditworthiness of counterparties; the Company’s liquidity status with respect to applicable financial covenants; public disclosures; litigation and governance matters; and compensation-related risks. The Board and/or the Audit Committee also periodically reviews the Company’s derivative trading strategy, which is intended to mitigate risks associated with changes in commodities prices. In addition, the Audit Committee oversees the implementation and effectiveness of the Company’s compliance program, and reviews specific financial and legal matters as requested by the full Board from time to time. The Company’s general counsel reports directly to the Audit Committee on compliance program matters. The general counsel and other senior executives periodically report to the Audit Committee and the Board on other operational, financial, legal, and human resources-related risks as they may arise from time to time. Further, in reviewing the Company’s compensation programs and policies, the Compensation Committee considers risks that may be created by such programs.

Committees of the Board of Directors

The Board has an Audit Committee, a Nominating and Governance Committee and a Compensation Committee. Members of each committee are elected by the Board and serve until their successors are elected and qualified. The charters of the Audit Committee, Nominating and Governance Committee and Compensation Committee can be found in the corporate governance section of our website at http://www.sandridgeenergy.com.

Audit Committee	CURRENT MEMBERS (ALL INDEPENDENT)

The Audit Committee oversees and reports to the Board on various auditing and accounting-related matters, including:

• the maintenance of the integrity of our financial statements, reporting process and systems, internal accounting and financial controls

• the evaluation, compensation and retention of our independent registered public accounting firm

• the performance of internal audit; legal and regulatory compliance, including our disclosure controls and procedures

• oversight over our risk management policies and procedures

Each member of the Audit Committee has been determined by our Board to be an “audit committee financial expert” as defined under the rules of the SEC and to satisfy the independence requirements of Audit Committee members required by the NYSE Listed Company Manual.

Chairman: Randolph C. Read Other members: Jonathan Christodoro John J. Lipinski MEETINGS IN 2019: 11

Nominating and Governance Committee	CURRENT MEMBERS (ALL INDEPENDENT)

The Nominating and Governance Committee advises the Board and makes recommendations regarding appropriate corporate governance practices. Pursuant to its charter, the Nominating and Governance Committee:

• advises the Board and making recommendations regarding appropriate corporate governance practices and assisting the Board in implementing those practices

• guides the evaluation of the Board and its committees

• assists the Board with the identification and nomination of individuals qualified to become members of the Board

• develops and maintains a succession plan for our President and CEO

• assists the Board in ensuring proper attention and effective response to stockholder concerns regarding corporate governance

• assess the potential impact of service on another public company board by a director relating to the director’s time and availability, potential conflict of interest issues and his or her status as an independent director

• assesses conflicts of Board members

Chairman: John J. Lipinski Other members: Jonathan Christodoro Randolph C. Read MEETINGS IN 2019: 5

Compensation Committee	CURRENT MEMBERS (ALL INDEPENDENT)

The Compensation Committee oversees compensation for our executive officers and our incentive compensation and benefit plans. Pursuant to its charter, the Compensation Committee:

• reviews, modifies (if necessary), approves, with the consent of the Chairman of the Board, and recommends for Board approval, the compensation program and corporate goals relevant to compensation of the CEO

• reviews, modifies (if necessary) and approves, with the consent of the Chairman of the Board, the compensation program and corporate goals relevant to compensation of other members of senior management

• evaluates the performance of the Company’s CEO and, in consultation with the CEO, the Company’s other executive officers and other members of the Company’s senior management in light of those goals and objectives

• approves and recommends to the independent members of the Board for their approval the compensation paid to the CEO and approves the compensation paid to the other executive officers and other members of senior management

Each member of the Compensation Committee has been determined by our Board to satisfy the independence requirements of Compensation Committee members required by the NYSE Listed Company Manual.

Chairperson: Jonathan Christodoro Other members: Jonathan Frates Randolph C. Read MEETINGS IN 2019: 6

Director Attendance at Meetings of the Board of Directors and Stockholder Meetings

The Board held nine regular and special meetings in 2019. Each of the incumbent directors attended at least 75% of the meetings of the Board and the respective committees on which he served during his time of service. During 2019, our independent directors met in an executive session at each regularly scheduled Board meeting. Our Chairman of the Board presided at each such meeting.

The Board encourages interaction with stockholders and recognizes that annual meetings of the stockholders provide a venue where stockholders can access and interact with our directors. Accordingly, while we do not have a policy requiring our directors to attend annual meetings of the stockholders, each member of the Board is encouraged to attend the meetings. Messrs. Alexander, Christodoro, Frates, McKinney and Read, who constituted 80% of the members of the board at that time, attended the 2019 annual meeting of stockholders.

Annual Evaluation Process

Each year, directors complete written assessments and the Chairman of the Nominating and Governance Committee summarizes the directors’ assessments for discussion regarding director performance, Board dynamics, and the effectiveness of the Board and its committees. The Chairman of the Nominating and Governance Committee and the Chairman of the Board are also responsible for overseeing each committee’s annual evaluation of its charter and recommending revisions as necessary.

Board Processes and Policies

Corporate Governance Guidelines, Code of Business Conduct and Ethics and Financial Code of Ethics

Our Board has adopted corporate governance guidelines that define those governance practices of the Board that are not included in our Bylaws. Our Board has also adopted a Code of Business Conduct and Ethics, which contains general guidelines for conducting our business and applies to all of our officers, directors and employees, and a Financial Code of Ethics that applies to our CEO, Chief Financial Officer, Vice President – Accounting and other senior financial officers. Our corporate governance guidelines and codes can be found in the corporate governance section of our website at http://www.sandridgeenergy.com.

Communications with Directors

Any stockholder or other interested party who desires to communicate with the Board, individual directors or committees of the Board may do so at any time by submitting his or her comments, questions or concerns, in writing by mail addressed to our Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102. A stockholder or other interested party should clearly indicate on the envelope the director or directors who are the intended recipients of the communication. All such communications received by the Corporate Secretary will be forwarded to the director designated on the envelope. The Corporate Secretary will not filter out any such communications except for communications related to solicitation for products or services and items of a personal nature that are not relevant to a person’s status as a stockholder. All communications designated for the Board will be forwarded to the Chairman of the Board. All communications designated for a particular committee of the Board will be forwarded to the chairman of that committee.

To report any issues relating to our accounting, accounting controls, financial reporting or other practices, employees, stockholders and other interested parties may call the confidential hotline at 1-866-206-2720. All calls will remain anonymous.

These policies and procedures are not intended to alter or amend the requirements a stockholder must satisfy in order to (1) present a stockholder proposal at a meeting of stockholders, (2) nominate a candidate for the Board, (3) recommend a candidate for the Board for consideration by the Nominating and Governance Committee or (4) have the stockholder’s proposal or nomination included in our proxy statement in accordance with Rule 14a-8 of the Exchange Act, all of which are described elsewhere in this Proxy Statement.

Related Party Transactions

We maintain a written policy that requires any related party transaction (as defined below) to be reviewed and approved by the disinterested members of our Audit Committee. A related party transaction is a transaction, proposed transaction, or series of similar transactions, in which (a) we are a participant, (b) the amount involved exceeds $120,000 and (c) a related person (as defined below) has or will have a direct or indirect material interest. A related person is (i) any person who is, or at any time since the beginning of our last fiscal year was, a director, executive officer, or nominee to become a director, (ii) a person known to be the 5% beneficial owner of any class of our voting securities, (iii) an immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee for director or more than 5% beneficial owner, and (iv) any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or more than 5% beneficial owner. The written policy includes factors to be considered by the disinterested members of our Board when determining whether to approve a proposed related party transaction. Factors to be considered include the terms of the transaction with the related party, availability of comparable products or services from unrelated third parties, terms available from unrelated third parties and benefits provided to us by the transaction.

Compensation Committee Interlocks and Insider Participation

During 2019, the Compensation Committee variously consisted of Ms. Barnes and Messrs. Christodoro, Frates, Lipinski and Read, none of whom was an employee of the Company during 2019 or has ever been an officer of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board.

Director Compensation

Following our annual meeting in 2019, the Board revisited its compensation policies applicable to our non-employee directors and determined to adopt for the 2019-2020 director compensation program the same aggregate compensation, fee retainers and equity incentive elements as compared to the 2018-2019 director compensation program.

The following table sets forth the total compensation of our non-employee directors for the fiscal year ended December 31, 2019.

Name	Fees Earned or Paid in Cash	Stock Awards(a)	Total
Bob G. Alexander (former director)	$45,000	$150,005	$195,005
Sylvia K. Barnes (former director)	$16,250	$0	$16,250
Jonathan Christodoro	$43,750	$150,005	$193,755
Jonathan Frates	$78,750	$150,005	$228,755
William M. Griffin (former director)	$9,792	$0	$9,792
David J. Kornder (former director)	$17,500	$0	$17,500
John “Jack” Lipinski	$35,000	$150,005	$185,005
Randolph C. Read	$53,750	$150,005	$203,755
(a)

Reflects aggregate grant date fair value of the shares of restricted stock granted to non-employee directors on May 23, 2019, which vest on the earlier of the first anniversary of the grant date or the day immediately preceding the Company’s next annual meeting of stockholders. The grant date fair value is calculated in accordance with Financial Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation. These amounts do not necessarily correspond to the actual value that will be recognized by our directors. The assumptions used by the Company in calculating the amounts related to restricted stock are incorporated by reference to Note 17 of the consolidated financial statements included in the 2019 Form 10-K.

Non-Executive Director Compensation Policies

The compensation payable to non-executive directors in 2019 included (a) an aggregate annual cash retainer of $25,000, paid in quarterly installments, (b) an additional annual cash retainer, paid in quarterly installments, equal to $50,000 for service as non-executive chairman, $20,000 for service as audit committee chair, $15,000 for service as compensation committee chair, $10,000 for service as nominating and governance committee chair, $10,000 for service as a member of the audit committee, $7,500 for service as a member of the compensation committee, and $5,000 for service as a member of the nominating and governance committee, and (c) a grant of restricted stock with an aggregate grant date fair value of $150,000, rounded up to the nearest whole share. Shares of restricted stock granted to non-employee directors in connection with the 2019-2020 director compensation program vest on the earlier of the first anniversary of the grant date or the day immediately preceding the Company’s Annual Meeting.

Mr. Griffin received $9,792 in cash retainer fees for his service through the remainder of his term as a non-employee director during the first and second quarters of 2019 following his departure as Interim President and Chief Executive Officer. Mr. Griffin’s total compensation for his service as Interim President and Chief Executive Officer as well as a non-employee director is detailed below under “Compensation Discussion and Analysis” beginning on page 18 and the “Summary Compensation Table” on page 25.

Outstanding Equity Awards at 2019 Fiscal Year End

The following table reflects all outstanding equity awards held by our non-employee directors as of December 31, 2019.

	Stock Awards
Name	Number of Shares or Units of Stock That Have not Vested(a)	Market Value of Shares or Units of Stock That Have Not Vested (b)

Bob G. Alexander (former director)	18,611	$78,911

John “Jack” Lipinski	18,611	$78,911

Jonathan Christodoro	18,611	$78,911

Jonathan Frates	18,611	$78,911

Randolph C. Read	18,611	$78,911
(a)

Reflects shares of restricted stock granted to non-employee directors on May 23, 2019, which vest on the earlier of the first anniversary of the grant date or the day immediately preceding the Company’s next annual meeting of stockholders.

(b)	Valuations are based on $4.24 per share, which was the last trading price for a share of our common stock on the NYSE on December 31, 2019.

Indemnification

We have entered into an indemnification agreement with each of our directors and executive officers (each an “indemnitee”), which is intended to permit indemnification to the fullest extent now or hereafter permitted by the Delaware General Corporate Law. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.

Each indemnification agreement covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by an indemnitee when, in his or her capacity as a director or officer, the indemnitee is made or threatened to be made a party to any suit or proceeding. Each indemnification agreement generally covers claims relating to the fact that the indemnitee is or was an officer, director, employee or agent of ours or any of our affiliates, or is or was serving at our request in such a position for another entity. Each indemnification agreement also obligates us to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights of an indemnitee; however, double recovery by an indemnitee is prohibited. We are not obligated to indemnify the indemnitee with respect to claims brought by the indemnitee against:

•	the Company, except for:
•	claims regarding the indemnitee’s rights under the indemnification agreement;
•	claims to enforce a right to indemnification under any statute or law; and
•	counter-claims against us in a proceeding brought by us against the indemnitee; or
•	any other person, except for claims approved by our Board.

We have also agreed to obtain and maintain director and officer liability insurance for the benefit of each of our directors and executive officers. These policies include coverage for losses for wrongful acts and omissions and to ensure our performance under the indemnification agreements. Each of our directors and executive officers is named as an insured under the policies and provided with the same rights and benefits as the most favorably insured of our directors and officers.

Audit Matters

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

On May 7, 2019, following a competitive process to evaluate the rotation of the Company’s independent registered public accounting firm, the Audit Committee selected Deloitte to replace PricewaterhouseCoopers, which had served in that capacity since the Company’s inception in 2005. The Audit Committee has directed the Company to submit the selection of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2020, for ratification by the stockholders at the Annual Meeting. Neither the Company’s Bylaws nor other governing documents nor applicable law require stockholder ratification of the selection of Deloitte as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte to the stockholders for ratifications as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of Deloitte is expected to attend the Annual Meeting and will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions of stockholders.

The Board unanimously recommends that you vote FOR the ratification of the selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

Independent Registered Public Accounting Firm’s Fees

Set forth below is a summary of the fees earned by our independent registered public accounting firm, Deloitte, and our previous independent registered public accounting firm, PricewaterhouseCoopers, for fiscal years 2019 and 2018, respectively.

	2019	2018

	(In thousands)

Audit Fees	$600	$1,018

Audit-Related Fees	—	25

Tax Fees	—	—

All Other Fees	1	1

Total	$601	$1,044

Audit Fees. Audit fees consist primarily of fees billed for professional services rendered for the audit of our annual financial statements, review of the financial statements included in each of our quarterly reports on Form 10-Q, assistance with and review of documents filed with the SEC and/or used in conjunction with public and private securities offerings and work performed by tax professionals in connection with the audits and quarterly reviews.

Audit-Related Fees. In 2018, audit-related fees consist primarily of services related to consideration of new lease accounting standards.

Tax Fees. Tax fees include all services performed by the firm’s tax division other than those related to the audit of financial statements.

All Other Fees. Other fees consist primarily of all fees billed for products and services provided by the firm other than those reported above.

The Audit Committee is responsible for approving in advance any services to be performed by the independent registered public accounting firm. The Audit Committee may delegate its pre-approval authority for these services to one or more members, whose decisions shall be presented to the full Audit Committee at its scheduled meetings. Each of these services must receive specific pre-approval by the Audit Committee or its delegate unless the Audit Committee has provided general pre-approval for such category of services in accordance with policies and procedures that comply with applicable laws and regulations. All of the services described above under audit fees, audit-related fees and all other fees for 2019 and 2018 were pre-approved by the Audit Committee.

Report of the Audit Committee

The following is the report of the Audit Committee for the year ended December 31, 2019. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

As of December 31, 2019, the Audit Committee was comprised of three directors, each of whom has been determined to be independent in accordance with the requirements of the rules and regulations of the SEC promulgated under the Exchange Act and the NYSE. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation of the financial statements and the establishment and maintenance of the system of internal control. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon.

In performing its duties, the Audit Committee has:

•

reviewed and discussed with the Company’s management and Deloitte, the Company’s independent registered public accounting firm, the audited financial statements contained in the Company’s Form 10-K for the year ended December 31, 2019;

•

reviewed with the Company’s management internal control over financial reporting in accordance with the standards of the PCAOB, which review included a discussion of the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•	reviewed with Deloitte its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and other matters;
•	discussed with Deloitte the overall scope and plans for its audit;
•	met with Deloitte to discuss the results of its audit and the overall quality of the Company’s financial reporting; and
•	met with the Company’s independent reservoir engineering consultants to discuss the Company’s process for determining oil and gas reserves.

During the Audit Committee’s review of the audited financial statements, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles (“GAAP”) and reviewed significant accounting and disclosure issues with the Audit Committee. With respect to its review of the Company’s internal control over financial reporting, the Audit Committee noted that management advised that the Company was in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee discussed with Deloitte the matters required to be discussed pursuant to the applicable PCAOB Auditing Standards. The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence. The Audit Committee determined that the non-audit services provided to the Company by Deloitte are compatible with maintaining Deloitte’s independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Form 10-K for the year ended December 31, 2019 filed with the SEC.

This report is submitted on behalf of the Audit Committee.

Randolph C. Read, Chairman

John J. Lipinski

Jonathan Christodoro

Executive Officers

Set forth below is information regarding each of our executive officers as of April 29, 2020:

Name	Age	Position

Carl F. Giesler, Jr.	48	President and Chief Executive Officer

John P. Suter*	59	Executive Vice President and Chief Operating Officer

Michael A. Johnson*	54	Senior Vice President, Chief Financial Officer and Chief Accounting Officer

*	On April 20, 2020, the Company announced that it plans to terminate the employment of Messrs. Suter and Johnson effective no sooner than July 1, 2020.

Carl F. Giesler, Jr. Mr. Giesler was appointed as President and Chief Executive Officer effective April 6, 2020. Mr. Giesler most recently served as the Chief Executive Officer and a Director of Jones Energy, Inc. from July 20, 2018 until January of 2020. Mr. Giesler previously served as the Chief Executive Officer and a Director of Glacier Oil & Gas Corp (“Glacier”) and its predecessor companies since September 2014. Immediately prior to joining Glacier, Mr. Giesler served as a Managing Director with Harbinger Group Inc. where he led its oil & gas investment efforts since October 2011. Prior to joining Harbinger Group Inc., Mr. Giesler served in various oil & gas principal investing, financial and other roles with Harbinger Capital Partners, AIG FP, Morgan Stanley and Bain & Company. In addition to serving as a Director of Glacier and its predecessor companies, Mr. Giesler has also served on the boards of Compass Production Partners, LP (private) and North American Energy Partners, Inc. (public). Mr. Giesler received his Bachelor of Arts from the University of Virginia and his Juris Doctorate from Harvard Law School. He is also a CFA Charterholder.

John P. Suter. Mr. Suter was appointed as Interim President and Chief Executive Officer effective December 12, 2019 and continued in his previous roles as Executive Vice President and Chief Operating Officer effective April 6, 2020. Mr. Suter will be separated from his employment as Executive Vice President and Chief Operating Officer of the Company no earlier than July 1, 2020. Mr. Suter joined SandRidge in April 2015 as Senior Vice President of Mid-Continent Operations, bringing with him extensive experience in the exploration and production sector, including most recently serving as Vice President of the Woodford business unit at American Energy Partners, LP from November 2013. From May 2010 to September 2013, he served as Vice President of Operations for Chesapeake Energy Corporation’s Western Division, and before that, as Chesapeake’s District Manager for the Barnett Shale and Southern Oklahoma assets. Before joining Chesapeake Energy, Mr. Suter served in various operational roles at Continental Resources, Inc., Cabot Oil & Gas Corporation and Petro-Lewis Corporation. He holds a Bachelor of Science degree in Petroleum Engineering from Texas Tech University.

Michael A. Johnson. Mr. Johnson was named Chief Financial Officer, effective at the close of business on February 22, 2018. Mr. Johnson will be separated from his positions as Senior Vice President and Chief Financial Officer of the Company no earlier than July 1, 2020. Mr. Johnson joined SandRidge in August 2017 as the Company’s Senior Vice President and Chief Accounting Officer. Prior to that, Mr. Johnson served as Senior Vice President – Accounting, Controller and Chief Accounting Officer at Chesapeake Energy Corporation from 2000 until May 10, 2017 and served as its Vice President of Accounting and Financial Reporting from 1998 to 2000 and as Assistant Controller from 1993 to 1998. From 1991 to 1993, Mr. Johnson served as Project Manager of Phibro Energy Production, Inc. Mr. Johnson began his career at Arthur Andersen & Co. and served in roles of increasing responsibility, including Audit Manager, from 1987 to 1991. Mr. Johnson is a Certified Public Accountant and graduated from the University of Texas at Austin in 1987.

Executive Compensation

PROPOSAL 3: NON-BINDING ADVISORY VOTE ON 2019 COMPENSATION

Schedule 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) requires a public company, such as SandRidge, to permit its stockholders to cast a non-binding advisory vote on the previous year’s executive compensation paid to named executive officers, as disclosed pursuant to the SEC’s executive compensation disclosure rules. Accordingly, the Company is providing stockholders the opportunity to cast a non-binding advisory vote at the Annual Meeting on the compensation of the Company’s named executive officers through the following resolution.

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.”

The Board unanimously recommends that you vote FOR this proposal.

Compensation Discussion & Analysis

In this section we describe the executive compensation philosophy, objectives, and program components in place during 2019 for the Company’s 2019 named executive officers.

Detailed information regarding the 2019 compensation earned by named executive officers is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement beginning on page 25.

For 2019, our named executive officers included the following individuals:

2019 NAMED EXECUTIVE OFFICERS

Name	Position
John P. Suter (1) (2)	Executive Vice President and Chief Operating Officer and Former Interim President and Chief Executive Officer
Michael A. Johnson.(2)	Senior Vice President, Chief Financial Officer and Chief Accounting Officer
Paul D. McKinney.(3)	Former President and Chief Executive Officer
William (Bill) M. Griffin, Jr.(4)	Former Interim President and Chief Executive Officer
Philip T. Warman.(5)	Former Executive Vice President, General Counsel and Corporate Secretary

(1)	Mr. Suter served as the Company’s Interim President and Chief Executive Officer from December 12, 2019 until April 6, 2020.
(2)	On April 20, 2020, the Company announced that it plans to terminate the employment of Messrs. Suter and Johnson effective no sooner than July 1, 2020.
(3)	Mr. McKinney was first appointed as President and Chief Executive Officer, effective January 29, 2019, and he departed the Company effective December 12, 2019.
(4)

Mr. Griffin was first appointed Interim President and Chief Executive Officer, effective February 8, 2018. His term ended upon the appointment of his successor, Mr. McKinney, as President and Chief Executive Officer, effective January 29, 2019, and he departed the Company effective February 8, 2019.

(5)	Mr. Warman departed the Company effective June 14, 2019.

We present our Compensation Discussion and Analysis in the following sections:		Where to find it:

1.

Executive Summary. In this section, we lead with a message from the Compensation Committee, which is followed by a summary of the results of our 2019 annual stockholders meeting and our 2019 stockholder outreach.

Pg. 19

2.

2019 Executive Compensation and Governance Principles and Compensation Setting Approach. In this section, we describe the Company’s 2019 executive compensation strategy and objectives and the process for arriving at 2019 compensation decisions.

Pg. 20

3.	Key 2019 Compensation Program Elements. In this section, we summarize the material elements of the 2019 compensation program for named executive officers.	Pg. 21

4.	Employment Agreements. In this section, we expand on employment agreements with our named executive officers.	Pg. 22

5.	Actions Related to 2020 Executive Compensation. In this section, we provide an overview of the Compensation Committee’s compensation decisions made for 2020.	Pg. 23

6.

Other Executive Compensation Matters. In this section, we provide an overview of policies related to minimum stock ownership, compensation clawbacks, and the prohibition on pledging and derivative transactions, and we discuss the relationship between our executive compensation program and risk and the tax treatment of executive compensation.

Pg. 23

Executive Summary

Compensation Committee Message and Report

DEAR FELLOW SANDRIDGE ENERGY STOCKHOLDERS,

2019 was a year of change for the Company. Effective December 12, 2019, the Board moved to appoint John Suter as the Company’s Interim President and Chief Executive Officer. On April 6, 2020 the Board appointed Carl F. Giesler, Jr. as the Company’s President and Chief Executive Officer, and Mr. Suter returned to his former role as Executive Vice President and Chief Operating Officer. In addition to Mr. Giesler’s base salary and annual incentive target, a majority of Mr. Giesler’s compensation will come in the form of stock awards, which will strongly align his incentives with those of the stockholders. Mr. Giesler is also eligible for severance benefits consistent with those available to eligible employees under the Company’s Special Severance Plan.

The Compensation Committee, as well as the full Board, values input and feedback from our stockholders. The Board and Compensation Committee takes your concerns seriously. The new compensation programs in 2019 and 2018 were designed in response to stockholder concerns and will continue to be reevaluated to ensure alignment with our overall goal: maximizing long-term stockholder value.

In response to COVID-19 and major disruptions in the industry, including two significant reductions in the Company’s workforce, the Company is working on developing a more comprehensive compensation plan in the near future. In addition, the Company is recalibrating its compensation structure by working toward eliminating all legacy employment agreements.

By the Compensation Committee of the Board:

Jonathan Christodoro, Chairman	Randolph C. Read	Jonathan Frates

STOCKHOLDER ENGAGEMENT AND ADVISORY VOTE ON COMPENSATION

At the 2019 Annual Meeting, 10,054,101 (38.73%) of votes cast were voted AGAINST our Advisory Vote to Ratify Named Executive Officers’ Compensation (“Say on Pay”). As we were in the process of restructuring the Company’s executive compensation policies, we recommended that our stockholders ABSTAIN from voting on the proposal and 10,952,241 (42.19%) of votes cast were voted ABSTAIN on the Say on Pay proposal. 4,955,212 (19.08%) of votes cast were voted FOR the Say on Pay proposal.

Investor Outreach

We reached out to each of the top 31 institutional shareholders of the Company, controlling, in aggregate, 66.87% of the Company’s outstanding shares. Holders of 24.03% outstanding shares were willing to discuss our executive compensation issues, and we held conference calls with each of these investors. We were able to gain a good understanding of the drivers of AGAINST votes on Say on Pay in 2019.

What We Learned

We learned that many holders felt the Company’s 2018 incentive compensation programs were not sufficiently correlated to the Company’s financial performance. After the failure of the Say on Pay vote in 2018 (related to the 2017 Incentive compensation programs), many investors believed the Company’s response was inadequate, the compensation programs were not materially overhauled, and that engagement was not sufficiently increased.

The Company’s compensation was largely time based, whereas many holders preferred to see a greater weight given to performance-based factors. The share price performance since the 2018 Annual Meeting weighed heavily on investors, particularly as executive compensation did not ratchet downward as a result. Many stockholders believe that we should make greater disclosure of the rationale behind the compensation program in the proxy statement and by direct stockholder engagement.

What We Did

Our Compensation Committee retained Pearl Meyer, a nationally recognized executive compensation and governance consulting firm to help redesign our executive compensation program, with an emphasis on performance-based compensation. We did not increase base salaries of our named executive offices in 2019 (and have not done so for 2020). No payouts were made to named executive officers under our annual incentive plan for 2019. No equity incentive awards were made to named executive offices for 2019, other than to our new CEO according to his letter agreement.

Investor Outreach Going Forward

Both the Compensation Committee and the full Board value the input and feedback received from our stockholders, and we view our stockholder outreach efforts as important. The Board supplemented management’s investor outreach with its own extensive engagement to directly solicit and receive stockholder input on the Company’s business strategies, governance and executive compensation. We believe such outreach helps ensure that the issues that matter most to our stockholders are understood and considered by management and the Board.

Our Executive Compensation and Governance Principles

SandRidge’s compensation programs are designed to attract, motivate and retain high performing individuals by paying competitive compensation aligned with stockholder interests. Total compensation packages include base salaries, incentives and benefits, providing a significant portion of a named executive officer’s total compensation in the form of variable, performance-based compensation based on strategic, financial and operational goals. The Board bases individual compensation decisions on individual and Company performance, time in role, scope of responsibility, and leadership skills and experience.

In relation to 2019 executive compensation, independent members of the Company’s Board and the Compensation Committee sought input from the Company’s CEO and other members of management, as well as input and advice from the Committee’s independent compensation consultant. During 2019, the Compensation Committee was composed of three non-employee independent directors. The Compensation Committee’s duties in administering the executive compensation programs include the following:

•

Reviewing, modifying (if necessary), approving, with the consent of the Chairman of the Board, and recommending for Board approval, the compensation program and corporate goals relevant to compensation of the CEO.

•

Reviewing, modifying (if necessary) and approving, with the consent of the Chairman of the Board, the compensation program and corporate goals relevant to compensation of other members of senior management.

•

Evaluating the performance of the Company’s CEO and, in consultation with the CEO, the Company’s other executive officers and other members of the Company’s senior management in light of those goals and objectives

•

Approving and recommending to the independent members of the Board for their approval the compensation paid to the CEO and approving the compensation paid to the other executive officers and other members of senior management

On an annual basis, the Compensation Committee reviews and makes recommendations to the Board with respect to incentive compensation and equity-based plans that are subject to the Board’s approval.

As described above, the Company and the Compensation Committee value stockholders’ input and consider such input in establishing the type and level of compensation for our executives and for setting performance metrics and targets.

COMPENSATION SETTING APPROACH

Our CEO (other than for himself) and the head of our Human Resources Department work with the Compensation Committee in establishing compensation levels and performance targets. Our CEO is responsible for reviewing the compensation and performance of executive officers other than himself and making recommendations to the Compensation Committee for adjustments to the annual total compensation of his direct reports. Final compensation determinations are made by the Compensation Committee and/or the Board. The Company’s Human Resources and Legal departments provide support in the preparation of materials and execution of the Compensation Committee’s responsibilities.

The Compensation Committee continued the engagement of its former independent compensation consultant, Longenecker, through October of 2019, at which point, the Compensation Committee determined to retain Pearl Meyer as its independent compensation consultant. In general, Longnecker provided, and Pearl Meyer currently provides, executive and director compensation consulting services to the Committee, including information and market practices regarding compensation program designs and pay levels, regulatory updates and analyses, and related trends.

At the direction of the Compensation Committee, the compensation consultant attends committee meetings, meets with the Compensation Committee in executive session, and provides advice and expertise on executive and director compensation programs and plan designs. The compensation consultant reports directly to, and takes its charge from, the Compensation Committee on executive compensation matters. Interactions between the compensation consultant and management are generally limited to discussions on behalf of the Committee or as required to compile information at the Committee’s direction. During 2019, neither Longnecker nor Pearl Meyer provided any non-compensation-related services to the Company.

The Compensation Committee reviewed the independence of Longnecker and Pearl Meyer pursuant to the requirements approved and adopted by the SEC and the NYSE and determined each is independent from management and that their engagement does not raise a conflict of interest.

The Compensation Committee generally uses a peer group to compare the competitiveness of the Company’s executive compensation and to evaluate the Company’s performance. However, for 2019, the Committee did not rely on a peer group in making executive compensation decisions or evaluating company performance. The 2019 compensation of Mr. McKinney was established in the offer letter between him and the Company dated January 28, 2019 (the “Offer Letter”) utilized publicly available reference data regarding comparable base salary and annual and long-term incentive opportunities. In the case of each other named executive officer, his base salary was held at the minimum level permitted pursuant to his employment agreement with the Company, the annual incentive element of his compensation was reduced to zero in the Committee’s discretion, and the long-term incentive element of his compensation was eliminated. Each element of our named executive officers’ compensation is discussed below.

Key 2019 Executive Compensation Program Elements

Due to the challenging market environment, the Board exercised its discretion to make no payouts under the Company’s annual incentive plan and no equity awards under the 2016 Omnibus Incentive Plan for fiscal year 2019, other than pursuant to the contract with the new CEO hired in 2019. The Board will revisit its award programs for 2020.

BASE SALARY

The purpose of base salary is to provide a fixed level of cash compensation for performing day-to-day responsibilities. The employment agreements we maintain or maintained with our named executive officers establish minimum base salaries, and increases, if any, are based on the achievement of individual and Company objectives, contributions to our performance and culture, leadership accomplishments, and market data for comparable positions in our industry.

The salaries of our continuing named executive officers have been held flat since 2015. Mr. McKinney’s minimum base salary was established in the Offer Letter between him and the Company and Mr. Griffin’s minimum base salary was established in the interim CEO employment agreement between him and the Company effective February 8, 2018 (the “Interim CEO Employment Agreement”).

ANNUAL INCENTIVE PLAN

The Company adopted a 2019 annual incentive plan pursuant to which ultimate payments made to named executive officers would be made by reference to a balanced scorecard comprised of various performance metrics tied to business strategy, which may be further subject to the downward discretion of the Compensation Committee. The metrics included Adjusted EBITDA, Savings-Adjusted LOE, Savings-Adjusted True G&A and Debt Adjusted Operational Cash Flow per Share, each equally weighted. The payments made to each executive would be a function of the Company’s total scorecard performance, expressed as a percentage, multiplied by his base salary and his target award opportunity, expressed as a percentage of his base salary. The target award opportunities were 100% for Mr. McKinney, as provided in the Offer Letter between him and the Company, 100% for Mr. Suter and 70% for Mr. Johnson. Due to the challenging market environment and the feedback received from stockholders in 2019, the Board ultimately exercised its discretion to make no payouts under the annual incentive plan for this period.

Messrs. Griffin and Warman departed the Company prior to the annual incentive program being established for 2019; however, in connection with his departure, Mr. Griffin received a pro rata payment calculated based on 100% of his target 2019 annual incentive award opportunity as provided pursuant to his Interim CEO Employment Agreement with the Company.

LONG-TERM INCENTIVE (“LTI”) PROGRAM

The Company granted Mr. McKinney a long-term incentive award comprised solely of stock options during 2019 in connection with his hiring. This award was intended by the Board to align his incentives with the interests of the stockholders and reward long-term operational and financial performance. The Company departed from its historic practice of granting long-term incentives comprised of restricted stock and performance share units to named executive officers in light of feedback from stockholders that executive officer compensation was still too high and will revisit its long-term incentive grant practices as the Board continues to recalibrate executive compensation over the course of 2020.

OTHER COMPENSATION MATTERS

Limited Perquisites and Other Personal Benefits

We believe that the total mix of compensation and benefits provided to our named executive officers is competitive and, generally, perquisites should not play a large role in our executive officers’ total compensation. As a result, the perquisites and other personal benefits we provide to our executive officers are generally limited; however, the Company reimbursed Mr. McKinney for temporary housing, commuting and meal expenses he incurred through October 31, 2019 as contemplated by the Offer Letter between him and the Company. Additionally, Mr. McKinney was permitted personal use of the apartment located in the Company’s headquarters in Oklahoma City, Oklahoma, which permitted the Company to avoid additional costs associated with temporary housing that might have been obtained elsewhere. Mr. McKinney’s apartment allowance represented no discernable aggregate incremental cost to the Company.

We maintain a 401(k) retirement plan for the benefit of all of our executive officers and employees on a non-discriminatory basis. Under the plan, eligible employees may elect to defer a portion of their earnings up to the annual maximum allowed by regulations promulgated by the Internal Revenue Service. The aggregate matching contribution available to our 401(k) retirement plan participants equals 100% of the first 10% of deferred base salary (exclusive of incentive compensation). Matching contributions to the 401(k) retirement plan vest at the rate of 25% per year over the first four years of employment. Upon attainment of age 60, plan participants will be eligible for immediate vesting of unvested Company matching contributions, and future matching contributions will be made without restriction. Matching contributions are made in investment vehicles selected by each employee from a variety of options.

Employment Agreements

Various outstanding employment or equivalent agreements with our named executive officers had implications for setting compensation levels during 2019. As detailed below, the Company previously entered into an interim CEO employment agreement with Mr. Griffin and an offer letter with Mr. McKinney governing aspects of their compensation from the Company. The employment of Messrs. Griffin and McKinney terminated effective as of February 8, 2019 and December 12, 2019, respectively. As such, the discussion of the terms of these arrangements herein reflects the terms of these arrangements prior to their termination of employment.

The current Board of Directors has worked diligently to successfully eliminate the majority of these burdensome legacy employment contracts in a cost effective manner, including those associated with Messrs. Suter and Johnson.

Interim CEO Employment Agreement with Mr. Griffin

Effective February 8, 2018, the Company entered into the Interim CEO Employment Agreement with Mr. Griffin, which was in effect until Mr. McKinney was appointed his successor by the Board. Pursuant to the Interim CEO Employment Agreement, while serving as Interim CEO, Mr. Griffin received a monthly salary of $70,000, prorated for any partial month of service, and was eligible to participate in a bonus program with a target bonus equal to 50% of his salary. Mr. Griffin was not entitled to participate in any severance plan or otherwise receive any severance benefits or participate in the Company’s employee equity compensation program.

Offer Letter and Separation Agreement with Mr. McKinney

Upon his appointment, the Company and Mr. McKinney entered into an offer letter pursuant to which Mr. McKinney (i) was entitled to receive an annual base salary of $500,000, (ii) was eligible to participate in the annual incentive program with a target cash bonus amount equal to 100% of his annual base salary, (iii) received an award of 250,000 stock options under the Company’s 2016 Omnibus Incentive Plan (as amended and restated as of August 8, 2018, the “Incentive Plan”) on January 30, 2019, and (iv) would receive an additional award of 250,000 stock options under the Incentive Plan on each of the January 30, 2020 and 2021, so long as he remained employed by the Company on those dates. Mr. McKinney was also entitled to participate in the retirement, welfare, incentive, fringe and perquisite programs generally made available to executive officers of the Company and was entitled to receive reimbursement of certain relocation and commuting expenses through October 31, 2019.

On December 12, 2019, Paul D. McKinney, the Company’s former President and Chief Executive Officer, tendered his resignation from the Company, effective December 12, 2019. In connection with the termination of his employment, the Company entered into a separation agreement substantially in the form of that attached to the SandRidge Energy, Inc. Special Severance Plan (the “Plan”), as amended, with the following material severance terms, which are in lieu of the severance terms provided under the Plan:

•	A lump sum cash payment equal to $300,000;
•	Immediate vesting of a pro rata portion of outstanding stock option awards granted under the 2016 Omnibus Incentive Plan; and
•	A $1,500 healthcare benefits stipend.

Separation Agreement with Mr. Warman

The Company’s employment agreement with Mr. Warman provided for (i) an annual base salary of not less than $375,000; (ii) eligibility to participate in the annual incentive program; (iii) eligibility for equity awards under the Company’s incentive plan; and (iv) health and other employee benefits that are generally available to our employees. The employment agreement also included provisions governing the payment of severance benefits payable to Mr. Warman upon the occurrence of specified events, such as termination of his employment without cause or termination or resignation for good reason following a Change in Control of the Company.

On May 30, 2019, the Company determined to effect the separation of employment of Mr. Warman, effective June 14, 2019. In connection with such separation, on May 30, 2019, the Company entered into a separation agreement substantially in the form of that attached to the 2015 Form of Employment Agreement for Executive Vice Presidents and Senior Vice Presidents filed with the Securities Exchange Commission on Form 10-Q on November 5, 2015 with the following material severance terms, which were in lieu of the severance terms provided under the employment agreement between Mr. Warman and the Company:

•	A lump sum cash payment equal to $800,000;
•	Immediate vesting of all outstanding awards granted under the 2016 Omnibus Incentive Plan;
•	A cash payment equal to 30 days of accrued and unused paid time off; and
•

Coverage for 12-months under the Company’s group health plan per the provisions of the Consolidated Omnibus Budget Reconciliation Act beginning upon the expiration of the Executive’s coverage in connection with his employment.

Legacy Employment Agreements with Other Named Executive Officers

Throughout 2019, the Company maintained employment agreements with its other named executive officers. As detailed below, effective February 21, 2020, the Company and Mr. Suter entered into an at-will Letter Agreement to replace the previous legacy employment agreement.

The Company’s employment agreements with its other named executive officers provide, or provided, in respect of Mr. Suter, for (i) an annual base salary of not less than $420,000 for Mr. Suter and $375,000 for Mr. Johnson; (ii) eligibility to participate in the annual incentive program; (iii) eligibility for equity awards under the Company’s incentive plan; and (iv) health and other employee benefits that are generally available to our employees.

In addition, the employment agreements include, or included, in respect of Mr. Suter, provisions governing the payment of severance benefits payable to the named executive officers upon the occurrence of specified events, such as termination of their employment without cause or termination or resignation for good reason following a Change in Control of the Company.

Actions Related to 2020 Executive Compensation

REPLACEMENT OF LEGACY EMPLOYMENT AGREEMENT WITH MR. SUTER

As noted above, on February 21, 2020, the Company entered into an at-will Letter Agreement with Mr. Suter (the “Letter Agreement”). The Letter Agreement replaces a previous legacy employment agreement with Mr. Suter that had been entered into in December 2016. The Letter Agreement provides for (i) an annual base salary of $420,000; (ii) a one-time cash bonus in the amount of $210,000, and (iii) eligibility to receive on July 15, 2020 a cash bonus in the amount of $210,000 or such lesser amount as determined based on the Company’s performance relative to certain Company performance goals.

In addition, Mr. Suter is eligible for severance benefits under the Company’s Special Severance Plan. In the event his employment is terminated without cause, he will be entitled to receive a lump sum cash payment in an amount equal to 26 weeks of his base salary, accelerated vesting of outstanding restricted stock awards, and other benefits available to him under the Special Severance Plan.

In exchange for Mr. Suter’s continued service through September 30, 2020, he will be entitled to accelerated vesting of outstanding restricted stock awards on that date. Upon a voluntary termination of his employment following September 30, 2020, he will be entitled receive the severance benefits detailed above.

APPOINTMENT OF CARL F. GIESLER, JR. AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Effective April 6, 2020, the Board appointed Carl F. Giesler, Jr. as the Company’s President and Chief Executive Officer. In connection with his appointment, the Company and Mr. Giesler entered into an offer letter (the “Giesler Offer Letter”), pursuant to which Mr. Giesler will receive an annual base salary of $350,000 in accordance with the Company’s normal payroll practices beginning June 15, 2020. He is also eligible to participate in the Company’s annual incentive plan, and his target cash bonus amount will equal 50% of his annual base salary. Mr. Giesler received an award of 1,000,000 restricted stock units under the Company’s 2016 Omnibus Incentive Plan (as amended and restated as of August 8, 2018), subject to its terms and conditions. The award will vest in three equal annual installments subject to special vesting provisions in the event of a termination or change in control. Mr. Giesler will also be entitled to participate in the retirement, welfare, incentive, fringe, and perquisite programs generally made available to the executive officers of the Company.

ANNOUNCEMENT OF OTHER NAMED EXECUTIVE OFFICER DEPARTURES

On April 20, 2020, the Company announced that it plans to terminate the employment of Messrs. Suter and Johnson effective no sooner than July 1, 2020.

Other Executive Compensation Matters

CLAWBACK POLICY

The Company maintains a clawback policy that is administered by the Board. Under the policy, the Company, at the Board’s direction, will recover incentive compensation that has been erroneously paid in the event of a financial restatement or misconduct.

STOCK OWNERSHIP GUIDELINES

The Company maintains stock ownership guidelines for executive officers and non-employee directors of the Company. The policy generally requires executives and non-employee directors to own stock in the Company equal to the following guidelines:

PERCENTAGE OF SALARY REQUIRED

Our executive officers and non-employee directors have five years from October 4, 2016 to fulfill this requirement or, if later, five years from the date of their appointment, promotion, or election to a role that is subject to the stock ownership guidelines. Until they are in compliance with the guidelines, our CEO is required to hold 50% of net shares issued (after tax and/or exercise) and other officers and non-employee directors are required to hold 60% of net shares issued.

ANTI-HEDGING AND ANTI-PLEDGING POLICIES

The Company maintains a policy that prohibits executives and non-employee directors from entering into agreements in which Company shares are pledged as security for a loan. It also prohibits executives and non-employee directors from engaging in hedging transactions involving Company stock.

RISK ASSESSMENT

Our compensation program for executives is not designed to encourage excessive risk taking. In that regard, payouts under the performance incentive program and performance unit plan are capped at 200% of target. In addition, all of our long-term incentives include extended vesting periods.

TAX TREATMENT OF EXECUTIVE COMPENSATION DECISIONS

Section 162(m) of the Internal Revenue Code (the “Code”), generally imposes a $1 million limit on the amount of compensation paid to certain executive officers that a public corporation may deduct for federal income tax purposes in any year. Previously, the Code provided an exception to the Section 162(m) deduction limitation for compensation qualifying as “performance-based compensation” within the meaning of the Code and the applicable Treasury Regulations. The “Tax Cuts and Jobs Act,” enacted in late 2017, repealed the performance-based compensation exception to the Section 162(m) deduction limitation for tax years beginning after December 31, 2017, with certain exceptions.

Previously, the Compensation Committee designed and administered our executive compensation program with the intent that certain portions of the compensation paid to our named executive officers would qualify as performance-based compensation under Section 162(m); however, given changes made to Section 162(m) by the “Tax Cuts and Jobs Act,” which took effect in 2018, we may not be able to deduct for federal income tax purposes a portion of the compensation paid to our named executive officers in 2019, 2020 and beyond.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on this review and discussion, the Compensation Committee has recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

By the members of the Compensation Committee:

Jonathan Christodoro, Chairman

Randolph C. Read

Jonathan Frates

Executive Compensation Tables

Summary Compensation Table

Name and Principal Position (a)	Year	Salary	Bonus(b)	Stock Awards(c)	Option Awards(d)	Non-Equity Incentive Plan Compensation(e)	All Other Compensation(f)	Total
John P. Suter*	2019	$420,000	$-	$-		$-	$25,300	$445,300
Executive Vice President and	2018	421,615	-	1,777,208		754,915	24,800	2,978,538
Chief Operating Officer and Former Interim President and Chief Executive Officer	2017	420,000	-	1,497,573		680,572	24,300	2,622,445
Michael A. Johnson*	2019	$375,000	$-	$-		$-	$25,300	$400,300
Senior Vice President, Chief	2018	376,442	-	661,170		263,510	24,800	1,325,922
Financial Officer, and Chief Accounting Officer
Paul D. McKinney	2019	$439,183	$-	$-	$775,000	$-	$344,927	$1,559,110
Former President and Chief Executive Officer

William M. Griffin, Jr.	2019	$93,693	$44,877	$-		$-	$106,761	$245,331
Former Interim President and Chief Executive Officer	2018	751,558	-	150,005		495,163	54,919	1,451,645
Philip T. Warman	2019	$171,635	$-	$-		$-	$872,206	$1,043,841
Former Executive Vice President, General	2018	376,442	-	661,170		532,332	18,800	1,588,744
Counsel and Corporate Secretary	2017	375,000	-	557,130		471,250	18,300	1,421,680

*	On April 20, 2020, the Company announced that it plans to terminate the employment of Messrs. Suter and Johnson effective no sooner than July 1, 2020.
(a)

Mr. Suter served as Interim President and Chief Executive Officer upon Mr. McKinney’s departure on December 12, 2019 until April 6, 2020. Mr. Johnson was first appointed Chief Financial Officer, effective February 22, 2018, after joining the Company as Senior Vice President and Chief Accounting Officer, effective August 15, 2017. Mr. Griffin was first appointed Interim President and Chief Executive Officer, effective February 8, 2018, and served in that capacity until the appointment of Mr. McKinney as President and Chief Executive Officer, effective January 29, 2019. Mr. Griffin continued in an advisory role until his departure, effective February 8, 2019. Mr. Warman departed the Company, effective June 14, 2019.

(b)	The bonus award shown in this column reflects a discretionary payment to Mr. Griffin equal to a pro rata amount of his target annual incentive award opportunity in 2019.

(c)

The stock awards shown in this column reflect the aggregate grant date fair value of restricted stock, restricted stock units and performance share units awarded in prior years calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, Compensation-Stock Compensation. These amounts do not necessarily correspond to the actual value that will be realized by our named executive officers. The assumptions used by the Company in calculating the amounts related to restricted stock, restricted stock units and performance share units are incorporated by reference to Note 17 of the consolidated financial statements included in the 2019 Form 10-K.

(d)

The option awards shown in this column reflect the aggregate grant date fair value of stock options awards awarded in 2019, determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures during the applicable vesting periods. This amount does not necessarily correspond to the actual value that will be realized by our named executive officers. Refer to the Grants of Plan-Based Awards Table for 2019 for additional information regarding stock option awards made to the named executive officers in 2019. See “Compensation Discussion and Analysis” on page 18 for a description of the material features of the awards granted in 2019. The assumptions used by the Company in calculating the amounts related to the stock option awards are incorporated by reference to Note 17 of the consolidated financial statements included in the 2019 Form 10-K. With respect to the stock option award granted to Mr. McKinney in connection with his hiring, options in respect of 217,124 shares were accelerated in connection with his departure effective December 12, 2019 and have since expired on January 11, 2020 pursuant to the terms of the applicable option award agreement.

(e)

For each year the amounts shown reflect payments made with respect to service rendered in the designated year and paid in the designated year or the following year under the Company’s performance-based incentive programs. See “Compensation Discussion and Analysis” on page 18 for a description of the material features of the 2019 annual incentive plan.

(f)	All Other Compensation provided to our named executive officers includes:

Name(i)	Year	Life Insurance Premiums	Company Matching Contributions to 401(k) Plan	Certain Other(i)	Perquisites(ii)	Total
John P. Suter	2019	$300	$25,000	$-	$-	$25,300
	2018	300	24,500	-	-	24,800
	2017	300	24,000	-	-	24,300
Michael A. Johnson	2019	$300	$25,000	$-	$-	$25,300
	2018	300	24,500	-	-	24,800
Paul D. McKinney	2019	$266	$19,000	$301,500	$24,161	$344,927
William M. Griffin, Jr.	2019	$46	$-	$106,715	$-	$106,761
	2018	231	-	23,500	31,188	54,919
Philip T. Warman	2019	$150	$18,750	$853,306	$-	$872,206
	2018	300	18,500	-	-	18,800
	2017	300	18,000	-	-	18,300

(i)

The amount reported in this column for Mr. McKinney in 2019 is comprised of amounts paid in connection with his departure from the Company, including a lump sum cash payment in the amount of $300,000 and a healthcare benefits stipend in the amount of $1,500. The amount reported in this column for Mr. Griffin in 2019 includes accrued but unused vacation time in the amount of $96,923 and the cash retainer fees paid in connection with his service as a non-employee director for the remainder of his term in 2019 following his departure as Interim President and Chief Executive Officer in the amount of $9,792. The amount reported in this column for Mr. Warman in 2019 is comprised of amounts paid in connection with his departure from the Company, including a lump sum cash payment in the amount of $800,000, accrued but unused vacation time in the amount of $43,269 and the reimbursement of premiums paid for continuing health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985 in the amount of $10,037.

(ii)

The amount reported in this column for Mr. McKinney in 2019 includes temporary housing expense reimbursements totaling $2,518, long-term disability premium payments of $1,327, commuting expense reimbursements totaling $13,489, expenses associated with the personal use of company vehicles totaling $4,908, and personal meal reimbursements totaling $1,919. Additionally, Mr. McKinney was permitted personal use of the apartment located in the Company’s headquarters in Oklahoma City, Oklahoma, which permitted the Company to avoid additional costs associated with temporary housing that might have been obtained elsewhere. Mr. McKinney’s apartment allowance represented no discernable aggregate incremental cost to the Company. Perquisites and other personal benefits provided to each of the other named executive officers had an aggregate incremental value of less than $10,000 and accordingly have been omitted from the table in accordance with SEC rules.

Grants of Plan-Based Awards

The following table sets forth information about each grant of an award made to our 2019 named executive officers during 2019:

				Estimated Possible or Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Possible or Future Payouts Under Equity Incentive Plan Awards (#)
Name	Type of Award(a)	Grant Date	Approval Date	Threshold (50%)	Target (100%)	Maximum (200%)	Threshold (50%)	Target (100%)	Maximum (200%)	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of shares Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock
John P. Suter	AIP	-	-	$210,000	$420,000	$840,000	-	-	-	-	-	-	$-
Michael A. Johnson	AIP	-	-	$131,250	$262,500	$525,000	-	-	-	-	-	-	$-
Paul D. McKinney	AIP	-	-	$219,591	$439,183	$878,365	-	-	-	-	-	-	$-
	SO	1/30/2019	1/28/2019	-	-	-	-	-	-	-	250,000	8.33	755,000
William M. Griffin, Jr.	-	-	-	$-	$-	$-	-	-	-	-	-	-	$-
Philip T. Warman	-	-	-	$-	$-	$-	-	-	-	-	-	-	$-

(a)

AIP and SO award types refer to the 2019 annual incentive plan and stock options granted in 2019, respectively. Amounts reported reflect estimated possible or future payouts under these plans and awards. No such awards were made to Messrs. Griffin and Warman prior to their departure from the Company.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects all outstanding equity awards held by each of our named executive officers as of December 31, 2019:

	Option Awards					Stock Awards		PSUs
Name	Grant Date	Number of Securities underlying unexercised options (#) exercisable(a)	Number of Securities underlying unexercised options (#) unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)(c)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(d)	Equity Incentive Plan Awards: Value of Unearned Units That Have Not Vested ($)(c)

John P. Suter	9/5/2018	-	-	-	-	33,356	$141,429	50,034	$212,144

Michael A. Johnson	9/5/2018	-	-	-	-	12,409	$52,614	18,614	$78,923

	12/15/2017	-	-	-	-	5,112	$21,675	-	-

Paul D. McKinney	1/30/2019	217,124	-	$8.33	1/11/2020	-	$-	-	$-

William M. Griffin, Jr.	-	-	-	-	-	-	$-	-	-

Philip T. Warman	-	-	-	-	-	-	$-	-	$-

(a)

This number represents the number of outstanding stock options that were accelerated in connection with Mr. McKinney’s departure from the Company effective December 12, 2019. In accordance with its terms, the stock option award expires thirty days after the termination of Mr. McKinney for any reason other than death or disability.

(b)

For Mr. Suter, this number reflects the remaining shares of restricted stock that, by their terms, vest in one-third increments on each of July 1, 2019, 2020 and 2021. For Mr. Johnson, these numbers reflect the remaining shares of restricted stock that, by their terms, vest in one-third increments on each of December 15, 2018, 2019 and 2020 as well as each of July 1, 2019, 2020 and 2021.

(c)	Valuations are based on $4.24 per share, which was the last trading price for a share of the Company’s common stock on the NYSE on December 31, 2019.
(d)

This number includes performance stock units that vest on June 30, 2021 and will be settled in shares of the Company’s common stock in an amount based on the Company’s relative total shareholder return performance over the period from July 1, 2018 to June 30, 2021, provided that the grantee remains employed until the date of settlement. The disclosure is made at “target” performance level because the Company estimates that its total shareholder return relative to its peer group as of December 31, 2019 has exceeded the threshold level of performance after making reasonable assumptions to reflect mergers, consolidations, restructurings and other corporate events impacting the members of the Company’s peer group. These amounts do not necessarily correspond to the actual value that will be realized by our named executive officers, and the assumptions used by the Company in estimating the value of unearned units that have not vested may ultimately vary from those used to calculate the amounts payable pursuant to the performance share unit awards.

Option Exercises and Stock Vested

The following table reflects the shares of restricted stock of each of our 2019 named executive officers that vested during 2019. No stock options were outstanding or exercised in 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(a)	Value Realized on Vesting(b)

John P. Suter	-	-	16,678	$115,078

Michael A. Johnson	-	-	11,317	63,672

Paul D. McKinney	-	-	-	-

William M. Griffin, Jr.	-	-	8,762	72,812

Philip T. Warman	-	-	37,228	230,814

(a)

For Messrs. Suter and Johnson, this number includes shares of restricted stock granted on September 5, 2018 that vested on July 1, 2019 and, in the case of Mr. Johnson, shares of restricted stock granted on December 15, 2017 that vested on the grant date anniversary in each case pursuant to the agreements governing these awards. For Mr. Griffin, this number includes shares of restricted stock granted on July 17, 2018 that vested on May 22, 2019 pursuant to the agreement governing this award. For Mr. Warman, this number includes shares of restricted stock and performance share units granted on September 5, 2018 that were accelerated and vested and, in the case of the performance share units, settled at target, on June 18, 2019 in connection with his departure from the Company.

(b)

The values realized upon vesting for the restricted stock and performance share awards are based on the last trading price for a share of the company’s common stock on the applicable vesting date for such shares.

Potential Payments Upon Termination or Change in Control

During 2019, various agreements and arrangements governed the potential payment to named executive officers at, following, or in connection with a termination under certain conditions or a Change in Control (as defined below), including the legacy employment agreements, all of which were entered into by the Board before the reforms instituted in July 2018, in effect as of December 31, 2019 between the Company and Messrs. Suter and Johnson, the 401(k) retirement plan and the agreements governing equity and performance unit awards. As noted above, in February 2020, the Company and Mr. Suter entered into an at-will Letter Agreement which replaced Mr. Suter’s legacy employment agreement. Please see “Executive Compensation—Compensation Discussion & Analysis—Actions Related to 2020 Executive Compensation” on page 23 for a more detailed discussion of the Letter Agreement. The following discussion describes these arrangements with these named executive officers and provides reasonable estimates of the potential payments at December 31, 2019 under various termination scenarios.

Further, various additional agreements and arrangements governed actual payments made to named executive officers that departed from the Company during 2019, including (i) the Interim CEO Employment Agreement between the Company and Mr. Griffin, (ii) the separation agreement between the Company and Mr. McKinney, which detailed material severance terms in connection with his departure in December 2019 that were in lieu of those provided in the Offer Letter between him and the Company, and (iii) the separation agreement between the Company and Mr. Warman, which detailed material severance terms in connection with his departure in July 2019 that were in lieu of the severance terms provided under the employment agreement between him and the Company. Please see “—2019 Named Executive Officer Departures” below for a more detailed discussion of these arrangements and the payments made to departing named executive officers during 2019.

Employment Agreements with our Named Executive Officers in Effect on December 31, 2019

TERMINATION WITHOUT CAUSE

Pursuant to the employment agreements in effect on December 31, 2019 (which were subsequently terminated via mutual agreement or which the Board announced plans to terminate), the Company may terminate its employment arrangement with its named executive officers at any time without cause. Upon such a termination, the named executive officer is entitled to receive (i) a lump sum payment equal to twelve months base salary in effect on the termination date, (ii) accelerated vesting of all unvested restricted stock and performance share units and (iii) accelerated vesting of all unvested performance share units, provided that the units shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement

CHANGE IN CONTROL

Pursuant to the employment agreements in effect on December 31, 2019, in the event that employment is terminated within two years of a Change in Control without cause, a named executive officer is entitled to receive a lump sum cash payment in an amount equal to a multiple of two times his base salary and average annual bonus calculated based on the bonuses paid over the preceding three years. If the foregoing lump sum cash amount is not paid within sixty days after the termination in connection with a Change in Control event, the unpaid amount will bear interest at a rate equal to 12% per annum.

In addition, pursuant to the employment agreements in effect on December 31, 2019, in the event of a termination in connection with a Change in Control, all of the named executive officer’s units, stock options, incentive stock options, performance units, performance share units, stock appreciation rights and restricted stock (collectively, “awards”) will vest. In such event, the named executive officer will be entitled to the conversion of performance share units at the “target” award quantity of 100%. Further, the executive’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for the executive’s termination. To the extent we are unable to provide for one or both of the foregoing rights, we will provide in lieu thereof a lump-sum cash payment equal to the difference between the total value of such awards with the foregoing rights and the total value without the foregoing rights.

In addition, the executive will be entitled to the above-described payments if, within two years of a Change in Control, he resigns for good reason which includes a material diminution in his authority, duties or responsibilities or a material reduction in his then current base salary or other benefits set forth in his employment agreement.

Generally speaking, as used in the employment agreements, a Change in Control occurs if (a) someone acquires 40% of more of our stock, (b) a majority of our directors is replaced, with certain exceptions, (c) SandRidge is not the surviving company following a business combination, unless our prior stockholders own at least sixty percent of the combined entity, or (d) we sell or liquidate all our assets.

TERMINATION FOR CAUSE

Pursuant to the employment agreements in effect on December 31, 2019, if a named executive officer is terminated for cause, neither the Company nor the executive has any further obligations except for those expressly surviving termination of employment. Generally speaking, as used in the employment agreements, cause means any of the following: a material breach of contract, substantial failure to perform, willful disregard of instructions or material neglect of duties, misappropriation, fraudulent conduct, personal misconduct which could harm the company or its reputation, felony conviction or conviction for crimes of dishonesty.

VOLUNTARY TERMINATION BY EXECUTIVE/RETIREMENT

Pursuant to the employment agreements in effect on December 31, 2019, if a named executive officer voluntarily terminates his employment, neither the Company nor the executive has any further obligations except for those expressly surviving termination of employment.

TERMINATION DUE TO DEATH OR DISABILITY

Pursuant to the employment agreements in effect on December 31, 2019, if a named executive officer suffers from a continuous physical or mental condition for a period of six months that constitutes a disability under the Company’s Long Term Disability policy, the executive’s employment may be terminated by the Company. Upon a termination due to death or disability, the named executive officer or his estate is entitled to receive (i) a lump sum payment equal to twelve months base salary in effect on the termination date, reduced by benefits payable under disability plans provided by the Company, (ii) accelerated vesting of all unvested restricted stock, (iii) accelerated vesting of all unvested performance units, provided that such units shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement and (iv) immediate vesting of unvested Company matching contributions under our 401(k) retirement plan.

PAYMENT CONDITIONS

The right to severance compensation is subject to the named executive officer’s execution of a severance agreement and general release, which operates as a release of all legally waivable claims against the Company and its affiliates, employees and directors. The employment agreements in effect on December 31, 2019 also provide for a 12-month non-solicitation and non-interference period after termination of employment during which the executive agrees not to solicit employees and customers or conduct activities likely to be competitive with the business of the Company. The employment agreements also subject the executive to certain confidentiality obligations. Termination payments are further conditioned upon the executive’s compliance with all such post-employment obligations.

If any amount payable to a named executive officer under his employment agreement or otherwise would constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for the terms of the agreement, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the executive’s payments under the agreement will be reduced to the greatest amount that would not be subject to the Excise Tax if, after taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, the executive would retain a greater amount on an after-tax basis following such reduction.

Agreements Governing Named Executive Officer Equity Awards

For awards granted beginning in December 2017, in the event of a termination within two years of a Change in Control, the agreements governing equity awards granted to our named executive officers provided for (i) accelerated vesting of all unvested restricted stock, (ii) accelerated vesting of all unvested performance units, with payment based on the unit’s target value, and (iii) accelerated vesting of all unvested performance share units at the target award quantity. Beginning in September 2018, the agreements governing equity awards granted to our named executive officers provided for acceleration in the event of a termination within six months of a Change in Control.

Under the 2016 Omnibus Incentive Plan, a “Change in Control” occurs only if (a) someone acquires 50% of more of our stock, (b) SandRidge is not the surviving company following a business combination, (c) we sell all or substantially all of our assets, or (d) there is a complete liquidation of the Company, with certain exceptions. Those exceptions include, but are not limited to, any transaction in which (i) the Company’s existing stockholders own more than half of the resulting entity, or (ii) no person or group owns at least half of combined voting power of the resulting entity or, if applicable, its ultimate parent entity.

Summary of Potential Payments upon Termination or Change in Control

Based on our reasonable estimate of the benefits that would have been payable to our named executive officers under their employment agreements – assuming that each triggering event took place on December 31, 2019 – Mr. Suter would have been paid a cash severance of $420,000, $1,708,462, and $420,000 for a termination other than for cause, termination in connection with a change in control, and termination due to death or disability, respectively, and Mr. Johnson would have been paid a cash severance of $375,000, $1,117,596, and $375,000 for a termination other than for cause, termination in connection with a change in control, and termination due to death or disability, respectively. The amounts for a termination other than for cause or a termination due to death or disability would include each officer’s base salary for 12 months and the amounts for a termination in connection with a change in control includes two times the sum of each executive’s respective base salary and average bonus and annual incentive paid over the preceding three years or such lesser number of years as the executive may have been employed.

Additionally, Mr. Suter would have had been entitled to accelerated vesting of his RSA and PSU awards in the amount of $353,573 in the event of a termination other than for cause, termination in connection with a change in control, or a termination due to death or disability. Mr. Johnson would have been entitled to accelerated vesting of his RSA and PSU awards in the amounts of $153,212 in the event of a termination other than for cause, termination in connection with a change in control, or a termination due to death or disability. The value of the executives’ unvested stock and performance share units held as of December 31, 2019 was based on the closing trading price on December 31, 2019 of $4.24 per share and the conversion to shares of common stock of the performance share units at the target award quantity.

Subsequently, on April 20, 2020, the Company announced that it plans to terminate the employment of Messrs. Suter and Johnson effective no sooner than July 1, 2020. Each of their departures is anticipated to constitute a termination other than for cause under his at-will Letter Agreement and legacy employment agreement with the Company, respectively.

2019 Named Executive Officer Departures

As noted above, Mr. Griffin departed the Company effective February 8, 2019 and received no additional compensation in connection therewith pursuant to his Interim CEO Employment agreement in effect at that time.

On December 12, 2019, Paul D. McKinney, the Company’s former President and Chief Executive Officer, tendered his resignation from the Company, effective December 12, 2019. In connection with the termination of his employment, the Company entered into a separation agreement under the Special Severance Plan, with the following material severance terms, which are in lieu of the severance terms provided under the Plan:

•	A lump sum cash payment equal to $300,000;
•	Immediate vesting of all outstanding stock option awards granted under the 2016 Omnibus Incentive Plan; and
•	A $1,500 healthcare benefits stipend.

Effective June 14, 2019, Mr. Philip Warman, the Company’s former Executive Vice President, General Counsel and Corporate Secretary departed from the Company. In connection with his departure from the Company, the Company entered into a separation agreement with the following material severance terms:

•	A lump sum cash payment equal to $800,000;
•	Immediate vesting of all outstanding awards granted under the 2016 Omnibus Incentive Plan;
•	A cash payment equal to 30 days of accrued and unused paid time off; and
•

Coverage for 12-months under the Company’s group health plan per the provisions of the Consolidated Omnibus Budget Reconciliation Act beginning upon the expiration of the Executive’s coverage in connection with his employment.

CEO Pay Ratio

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules, we are providing the following information about the relationship of our CEO’s compensation to the compensation of all our employees. For 2019:

•	the total compensation of our median employee was $102,694, as calculated pursuant to the same methodology as that used to determine pay for our CEOs in the Summary Compensation Table.
•	the total aggregate compensation of Messrs. Griffin, McKinney and Suter attributable to the time each served as CEO was $1,783,506.
•	the ratio of the total of each CEO’s compensation attributable to the time each served as CEO to the median employee total compensation was 17.37 to one.

We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology used. The Company’s CEO pay ratio has been impacted by the multiple president and chief executive officer transitions that occurred during the year. The Company calculated the pay ratio based on the total aggregate compensation of each CEO attributable to the time he served as CEO so that sign-on equity awards and severance compensation paid to Mr. McKinney, who served as the Company’s President and Chief Executive Officer on November 1, 2019, are not magnified within the calculation as may occur if the Company annualized his compensation. The compensation attributable to Mr. Suter consists of a pro-rated amount of his total compensation for the year reflecting the time he served as CEO. The compensation attributable to Mr. Griffin consists of a pro-rated amount of his base salary and bonus plus the full amount of his accrued and unpaid paid time off disclosed as other compensation in the Summary Compensation Table and excludes cash retainer fees received in connection with his service as a non-employee director.

We determined to re-identify our median employee during 2019 in light of changes to the Company’s employee population and compensation arrangements during the year. To identify our median employee, we compared the aggregate compensation of each of our employees as of November 1, 2019 calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. We did not exclude any of our employees or make any cost-of-living adjustments. We had 271 employees as of November 1, 2019, all of which were U.S. employees.

Ownership of our Stock

The following table sets forth the number of shares of our common stock beneficially owned as of April 29, 2020, unless otherwise noted, by (1) those persons or any group (as that term is used in Section 13(d)(3) of the Exchange Act) known to beneficially own more than 5% of the outstanding shares of our common stock (the “5% beneficial owners”), (2) each named executive officer and director (including each Board nominee) of the Company, and (3) all directors and executive officers of the Company as a group. This information is based on information furnished by the 5% beneficial owners, directors and executive officers. For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The following percentage information is calculated based on 35,779,494 shares of common stock that were outstanding as of April 28, 2020, plus any shares that may be acquired by each stockholder within 60 days of April 28, 2020. Except as indicated below, the stockholders listed possess sole voting and dispositive power with respect to the shares beneficially owned by that person. Unless otherwise noted, the mailing address of each person named below is SandRidge Energy, Inc., 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, Attention: Corporate Secretary.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
John P. Suter	103,354	*
Michael A. Johnson	29,216	*
Paul D. McKinney(1)	-	*
William M. Griffin, Jr. (2)	22,910	*
Philip T. Warman(3)	52,565	*
Jonathan Chrisodoro	27,373	*
Jonathan Frates	27,373	*
John “Jack” Lipinski	27,373	*
Randolph C. Read	42,373	*
All current directors and executive officers as a group	1,257,062	3.5%
Carl Icahn(4)	4,818,832	13.1%
BlackRock, Inc.(5)	2,285,724	6.2%
Guggenheim Capital(6)	2,109,062	5.7%
Cannell Capital LLC(7)	2,095,962	5.7%

*	Less than 1%
(1)

Mr. McKinney departed the Company effective December 12, 2019. The figure listed in the table reflects the shares of common stock disclosed in Mr. McKinney’s most recent filing under Section 16 of the Exchange Act.

(2)

Mr. Griffin departed the Company on February 8, 2019 following the appointment of his successor, Mr. McKinney, as President and Chief Executive Officer. The figure listed in the table reflects the shares of common stock disclosed in Mr. Griffin’s most recent filing under Section 16 of the Exchange Act.

(3)

Mr. Warman departed the Company effective June 14, 2019. The figure listed in the table reflects the shares of common stock disclosed in Mr. Warman’s most recent filing under Section 16 of the Exchange Act plus shares of common stock issued in settlement of his outstanding performance share unit awards at “target” minus shares traded for taxes in connection with the acceleration of outstanding equity awards upon his departure.

(4)

According to a Schedule 13D filed with the SEC on November 22, 2017, as amended by Amendments No. 1—23, the shares of common stock listed in the table above are beneficially owned by High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”), and Carl C. Icahn, a citizen of the United States of America (collectively, the “Icahn Reporting Persons”). Barberry is the sole member of Hopper, which is the general partner of High River. Icahn Offshore is the general partner of Icahn Master. Icahn Onshore is the general partner of Icahn Partners. Icahn Capital is the general partner of each of Icahn Offshore and Icahn Onshore. Icahn Enterprises Holdings is the sole member of IPH, which is the general partner of Icahn Capital. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. Carl C. Icahn is the sole stockholder of each of Barberry and Beckton. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the Icahn Reporting Persons. The principal business address of each of High River, Hopper, Barberry, Icahn Offshore, Icahn Partners, Icahn Master, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn is 16690 Collins Avenue, Suite PH-1, Sunny Isles Beach, FL 33160.

(5)

According to a Schedule 13G filed with the SEC on February 6, 2019, the shares of common stock listed in the table above are beneficially owned by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 2,201,740 shares and sole dispositive power with respect to 2,288,110 shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)

According to a Schedule 13G/A filed with the SEC on February 14, 2019, the shares of common stock listed in the table above are beneficially owned by Guggenheim Capital, LLC, Guggenheim Partners, LLC, GI Holdco II LLC, GI Holdco LLC, Guggenheim Partners Investment Management Holdings, LLC, and Guggenheim Partners Investment Management, LLC (“GPIM”), each a Delaware limited liability company, which amount includes (i) 2,427,745 shares of common stock, 2,353,413 of which are directly beneficially owned by GPIM; (ii) 6,220 additional shares of common stock obtainable upon exercise of the Company’s Series A Warrants, 5,732 of which are directly beneficially owned by GPIM; and (iii) 2,617 additional shares of common stock obtainable upon exercise of the Company’s Series B Warrants, 2,412 of which are directly beneficially owned by GPIM. The address of each of Guggenheim Capital, LLC and Guggenheim Partners, LLC is 227 West Monroe Street, Chicago, IL 60606. The address of each of GI Holdco II LLC, GI Holdco LLC and Guggenheim Partners Investment

Management Holdings, LLC is 330 Madison Avenue, New York, NY 10017. The address of Guggenheim Partners Investment Management, LLC is 100 Wilshire Boulevard, 5th Floor, Santa Monica, CA 90401.
(7)

According to a Schedule 13 G filed with the SEC on February 14, 2019, the shares of common stock listed in the table above are beneficially owned by J. Carlo Cannell and Cannell Capital LLC. Each of J. Carlo Cannell and Cannell Capital LLC has sole voting power with respect to 0 shares and shared dispositive power with respect to 2,095,962 shares. The principal business address of each of J. Carlo Cannell and Cannell Capital LLC is 245 Meriwether Circle, Alta, WY 83414.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules of the SEC require our directors, executive officers, and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Based solely on our review of the reports filed in 2019 and questionnaires from our directors and executive officers, we determined that no director, executive officer, or beneficial ownership of more than 10% of our common stock failed to file a report on a timely basis in 2019.

General Information

Stockholder Proposals and Nominations

A stockholder who wants to make a proposal or nominate a person for membership on the Board at an annual meeting of stockholders must comply with the applicable requirements of the SEC and our Bylaws. Under our Bylaws, a notice of intent of a stockholder to bring any matter before the 2021 annual meeting of stockholders (other than a proposal or nomination intended to be included in our proxy statement) shall be made in writing and received by our Corporate Secretary neither later than the close of business on April 6, 2021, nor earlier than the close of business on March 7, 2021 in order to be considered timely. Every such notice by a stockholder shall set forth the information required under Section 2.9 of our Bylaws. In addition to the information included in such stockholder’s notice, we may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company. All stockholder proposals should be sent to our Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102.

A stockholder proposal or nomination submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be included in our proxy statement relating to the 2021 annual meeting must be received no later than December 30, 2020.

Other Matters

The Board does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

The SEC has adopted a rule that allows us or your broker to send a single set of proxy materials and annual reports to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps us reduce our expenses. The rule applies to our annual reports, proxy materials (including this Proxy Statement) and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each stockholder will continue to receive a separate proxy card or voting instruction card.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and, if applicable, other proxy materials, please notify your broker, or if you are holding a physical stock certificate, direct your written or oral request to SandRidge Energy, Inc., 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, Attention: Corporate Secretary. Stockholders who currently receive multiple copies of this Proxy Statement and, if applicable, other proxy materials at their address and would like to request “householding” of their communications should contact their broker or our Corporate Secretary at the above address.

Annual Reports

Our Annual Report to Stockholders for the year ended December 31, 2019, including audited financial statements, accompanies this Proxy Statement. The Annual Report to Stockholders is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

Our 2019 Form 10-K is available on our website at http://www.sandridgeenergy.com. In addition, we will provide a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 without charge to any stockholder making written request to SandRidge Energy, Inc., 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, Attention: Corporate Secretary.

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

(405) 429-5500

SANDRIDGE ENERGY, INC. YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 p.m., Eastern Time the day before the annual meeting date. VOTE BY INTERNET– WWW.PROXYVOTE.COM Use the Internet to transmit your voting instructions up until 11:59 p.m., Eastern Time the day before the annual meeting date. Have your proxy card in hand when you access the website and follow the instructions. OR VOTE BY PHONE – 1-800-690-6903 If you are a holder of record, you may use a touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time the day before the annual meeting date. Have your proxy card in hand when you call and follow the instructions. OR VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet, and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card CONTROL NUMBER Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 5, 2020: Annual Report, Notice & Proxy Statement are available at www.proxyvote.com/SD If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing. The Board of Directors unanimously recommends you vote FOR the following: The Board of Directors unanimously recommends you vote FOR proposal 2 2. Ratify the selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. FOR AGAINST ABSTAIN The Board of Directors unanimously recommends you vote FOR proposal 3 3. Approve, in a non-binding vote, the compensation provided to the Company’s named executive officers. FOR AGAINST ABSTAIN Please check here if you plan to attend this meeting. Signature Date Signature (Joint Owner) Date Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 1. Election of Directors: Nominees: 1a. Jonathan Christodoro FOR AGAINST ABSTAIN 1b. Jonathan Frates FOR AGAINST ABSTAIN 1c. John “Jack” Lipinski FOR AGAINST ABSTAIN 1d. Randolph C. Read FOR AGAINST ABSTAIN NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Due to concerns relating to the public health impact of the coronavirus outbreak (COVID-19) and related travel, the 2020 Annual Meeting may be held by means of remote communication (i.e. a virtual-only meeting). If this is determined, we will promptly issue a press release with details on how to participate at the Annual Meeting on our website at http://investors.sandridgeenergy.com/investor-relations/press-releases/default.aspx.

TO SUBMIT A PROXY BY MAIL, DETACH ALONG THE PERFORATION, MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION PROMPTLY USING THE ENCLOSED ENVELOPE. SANDRIDGE ENERGY, INC. 2020 Annual Meeting of Stockholders June 5, 2020 9:00 a.m. Local Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Carl F. Giesler, Jr., Michael A. Johnson and Jeffery E. Carlson and each of them with full power of substitution, proxy to represent and vote all shares of Common Stock of SandRidge Energy, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Stockholders to be held at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102 on Friday, June 5, 2020, at 9:00 a.m. local time, and at any adjournment or postponement thereof, as stated on the reverse side. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” each of the Nominees under Proposal 1 and “FOR” Proposals 2 and 3. *We are monitoring developments regarding the coronavirus or COVID-19 and preparing in the event any changes for the Annual Meeting are necessary or appropriate. If we determine to make any changes, such as to the location or to hold the Annual Meeting by remote communication, we will announce the changes in advance and provide instructions on how shareholders can participate at http://investors.sandridgeenergy.com/investorrelations/press-releases/default.aspx and file such notice with the Securities and Exchange Commission as additional proxy materials. If we determine to hold our Annual Meeting by remote communications, a list of our shareholders of record will be made available during the meeting at: www.virtualshareholdermeeting.com/SD2020.(Continued and to be signed on the reverse side)

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